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                                                                     Exhibit 2.1

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                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                           SMITHWAY MOTOR XPRESS CORP.

                              WESTERN EXPRESS, INC.

                                       AND

                     WESTERN EXPRESS ACQUISITION CORPORATION

                                   DATED AS OF

                                 MARCH 22, 2007

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

                                TABLE OF CONTENTS

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                                                                            Page
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
ARTICLE I THE MERGER.....................................................     1
   1.1  The Merger.......................................................     1
   1.2  Closing..........................................................     1
   1.3  Articles of Incorporation and Bylaws of the Surviving
        Corporation......................................................     2
   1.4  Directors and Officers of the Surviving Corporation..............     2
ARTICLE II CONVERSION OF SHARES..........................................     3
   2.1  Conversion of Capital Stock......................................     3
   2.2  Exchange of Certificates.........................................     3
   2.3  Change in Shares.................................................     5
   2.4  Company Stock Option Plans.......................................     5
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY................     6
   3.1  Organization.....................................................     6
   3.2  Capitalization...................................................     7
   3.3  Authorization; Validity of Agreement.............................     8
   3.4  No Violations; Consents and Approvals............................     9
   3.5  SEC Reports and Financial Statements.............................    10
   3.6  [Intentionally Omitted]..........................................    12
   3.7  Absence of Certain Changes.......................................    12
   3.8  Absence of Undisclosed Liabilities...............................    13
   3.9  Proxy Statement..................................................    13
   3.10 Employee Benefit Plans; ERISA....................................    13
   3.11 Litigation; Compliance with Law..................................    16
   3.12 Intellectual Property............................................    17
   3.13 Contracts........................................................    18
   3.14 Taxes............................................................    19
   3.15 Environmental Matters............................................    21
   3.16 Assets...........................................................    22
   3.17 Real Property....................................................    23
   3.18 Customers and Suppliers..........................................    24
   3.19 Insurance........................................................    24
   3.20 Labor Matters....................................................    24
   3.21 Affiliate Transactions...........................................    25
   3.22 Key Personnel....................................................    25
   3.23 Brokers..........................................................    25
   3.24 Opinion of Financial Advisor.....................................    26
   3.25 Company's Independent Investigation..............................    26
   3.26 Assurance of Auditors............................................    26
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND THE PURCHASER....    27
   4.1  Organization.....................................................    27
   4.2  Authorization; Validity of Agreement.............................    27
   4.3  No Violations; Consents and Approvals............................    28


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
   4.4  Information in Proxy Statement; Merger Documents.................    28
   4.5  Broker...........................................................    29
   4.6  Financing Commitments............................................    29
   4.7  Ownership or Control of Shares...................................    29
   4.8  Parent's and the Purchaser's Independent Investigation...........    30
ARTICLE V COVENANTS......................................................    30
   5.1  Interim Operations of the Company................................    30
   5.2  Acquisition Proposals............................................    33
   5.3  Takeover Statute.................................................    37
   5.4  Access to Information and Properties.............................    37
   5.5  Further Action; Reasonable Efforts...............................    38
   5.6  Proxy Statement; Stockholders' Meeting...........................    39
   5.7  Notification of Certain Matters..................................    40
   5.8  Directors' and Officers' Indemnification and Insurance...........    41
   5.9  Publicity........................................................    42
   5.10 Ownership or Control of Shares...................................    42
   5.11 Waiver of Right to Repurchase and Refund Benefit.................    42
ARTICLE VI CONDITIONS....................................................    42
   6.1  Conditions to Each Party's Obligation to Effect the Merger.......    42
   6.2  Conditions to the Obligation of the Company to Effect the
        Merger...........................................................    43
   6.3  Conditions to Obligations of Parent and the Purchaser to Effect
        the Merger.......................................................    43
ARTICLE VII TERMINATION..................................................    45
   7.1  Termination......................................................    45
   7.2  Effect of Termination............................................    46
ARTICLE VIII MISCELLANEOUS...............................................    47
   8.1  Fees and Expenses................................................    47
   8.2  Amendment; Waiver................................................    49
   8.3  Notices..........................................................    50
   8.4  Interpretation; Definitions......................................    51
   8.5  Headings; Schedules..............................................    59
   8.6  Counterparts.....................................................    59
   8.7  Entire Agreement.................................................    59
   8.8  Severability.....................................................    59
   8.9  Governing Law....................................................    60
   8.10 Assignment.......................................................    60
   8.11 Parties in Interest..............................................    60
   8.12 Specific Performance.............................................    60
   8.13 Incorporation of Disclosure Letters..............................    60


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

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of March 22, 2007 (the "Agreement"), by and among Smithway Motor Xpress Corp., a Nevada corporation (the "Company"), Western Express, Inc., a Tennessee corporation ("Parent"), and Western Express Acquisition Corporation, a Nevada corporation and wholly owned subsidiary of Parent (the "Purchaser").

     WHEREAS, the board of directors of the Company (the "Board"), at a meeting duly called and held, unanimously (i) adopted this Agreement, the Merger (as defined herein) and the transactions contemplated hereby and (ii) resolved to recommend approval of this Agreement and the Merger by the stockholders of the Company; and

     WHEREAS, Parent, Purchaser and the Company desire to make certain representations, warranties, covenants, agreements and conditions set forth herein.

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements, and conditions set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

                                    ARTICLE I

                                   THE MERGER

          1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Nevada Revised Statutes, as amended (the "NRS"), at the Effective Time, the Purchaser shall be merged with and into the Company, the separate corporate existence of the Purchaser shall cease and the Company shall continue as the surviving corporation (sometimes hereinafter referred to as the "Surviving Corporation") in the merger (the "Merger"). The Merger shall have the effect as provided in the applicable provisions of the NRS. Without limiting the generality of the foregoing, upon the Merger, all the rights, privileges, immunities, powers and franchises of the Company and the Purchaser shall vest in the Surviving Corporation and all obligations, duties, debts and liabilities of the Company and the Purchaser shall be the obligations, duties, debts and liabilities of the Surviving Corporation.

          1.2 Closing. Unless this Agreement shall have been terminated and the transactions contemplated herein abandoned pursuant to Section 7.1 and subject to the satisfaction or waiver of the conditions set forth in Article VI, the closing of the Merger (the "Closing") will take place at 10:00 a.m., local time, on a date to be specified by the parties hereto, which shall be no later than the third Business Day after satisfaction or waiver (by the party entitled to waive the condition) of all of the conditions set forth in

Article VI hereof (except for those conditions that can by their nature be satisfied only at the time of the Closing) (the "Closing Date"), at the offices of Scudder Law Firm, P.C., L.L.O., 411 South 13th Street, Suite 200, Lincoln, NE 68508 unless another date or place is agreed to in writing by the parties hereto. Subject to the provisions of this Agreement, on the Closing Date, the Purchaser and the Company will cause articles of merger (the "Articles of Merger") to be executed and filed with the Secretary of State of the State of Nevada (the "Secretary of State") in such form and executed as provided in the NRS. The Merger shall become effective on the date and at the time at which the Articles of Merger have been duly filed with the Secretary of State or such other time as is agreed upon by the parties hereto and specified in the Articles of Merger, and such time is hereinafter referred to as the "Effective Time."

          1.3 Articles of Incorporation and Bylaws of the Surviving Corporation. Pursuant to the Merger, (a) the Amended and Restated Articles of Incorporation of the Company shall be amended at the Effective Time to be in the form of to be provided by Purchaser and, as so amended, such Amended and Restated Articles of Incorporation shall be the Articles of Incorporation of the Surviving Corporation (the "Articles of Incorporation") until thereafter changed or amended as provided therein or by applicable Law (as defined in Section 3.4(a)) and (b) the Bylaws of the Company shall be amended at the Effective Time to be in the form to be provided by Purchaser and, as so amended, such Bylaws shall be the Bylaws of the Surviving Corporation (the "Bylaws") until thereafter changed or amended as provided therein or by applicable Law.

          1.4 Directors and Officers of the Surviving Corporation.

               (a) At or prior to the Closing, the current directors of the Company shall submit their resignations effective as of the Effective Time. By resolution of the Parent adopted at or after the Effective Time, the directors of Purchaser shall be the directors of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Articles of Incorporation and the Bylaws.

               (b) At or prior to the Closing, the current officers of the Company shall submit their respective resignations effective as of the Effective Time. By resolution of the board of directors of the Surviving Corporation, such board of directors shall elect the new officers of the Surviving Corporation who shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.


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                                   ARTICLE II

                              CONVERSION OF SHARES

          2.1 Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holders of any shares of Class A Stock or Class B Stock (together, referred to herein as "Shares" or "Company Common Stock") or the holders of any shares of the common stock, par value $0.001 per share, of the Purchaser (the "Purchaser Common Stock"):

               (a) Each issued and outstanding share of Company Common Stock shall be converted into the right to receive $10.63 per share in cash, payable to the holder thereof, without interest (the "Merger Consideration"). All such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate or certificates representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefore upon the surrender of such certificate in accordance with Section 2.2. Payment of the Merger Consideration shall be made upon surrender of the certificate or certificates that immediately prior to the Effective Time represented issued and outstanding shares of Company Common Stock in the manner provided in Section 2.2. Any payment made pursuant to this Section 2.1(a) shall be subject to applicable withholding taxes to the extent such withholding is required by Law.

               (b) Each issued and outstanding share of the Purchaser Common Stock shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

               (c) All shares of Company Common Stock that are held by the Company or any of its Subsidiaries as treasury stock prior to the Effective Time shall be cancelled and retired and shall cease to exist and no Merger Consideration shall be delivered in exchange therefor.

          2.2 Exchange of Certificates.

               (a) Prior to the Effective Time, Parent shall designate the Company's registrar and transfer agent or such other bank or trust company as may be selected by Parent, to act as paying agent for the holders of Shares in connection with the Merger (the "Paying Agent"), to receive the funds to which holders of Shares shall become entitled pursuant to Section 2.1(a). Upon the Effective Time, Parent and the Purchaser will cause to be deposited in trust with the Paying Agent for the benefit of holders of Company Common Stock the funds necessary to complete the payments contemplated by Section 2.1(a) with respect to shares of Company Common Stock.


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               (b) Promptly following the Effective Time, the Surviving
Corporation will instruct the Paying Agent to mail to each holder of record of a certificate or certificates, which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates"), whose Shares were converted pursuant to Section 2.1(a) into the right to receive the Merger Consideration (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and
(ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by the Surviving Corporation, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefore the Merger Consideration for each share of Company Common Stock formerly represented by such Certificate, and the Certificate so surrendered shall forthwith be cancelled. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid to the Paying Agent in advance any transfer and other taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate (other than Certificates representing Company Common Stock held by Parent, the Purchaser or any of their respective affiliates) shall be deemed at any time from and after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Section 2.2. No interest or dividends shall be paid or will accrue on any Merger Consideration payable to holders of Certificates pursuant to the provisions of this Article II.

               (c) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof as determined in accordance with this Article II, provided that the Person to whom the Merger Consideration is paid shall, as a condition precedent to the payment thereof, give the Surviving Corporation a bond in such sum as the Surviving Corporation may direct or otherwise indemnify the Surviving Corporation in a manner reasonably satisfactory to it against any claim that may be made against the Surviving Corporation with respect to the Certificate claimed to have been lost, stolen or destroyed.

               (d) At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no transfers on the stock transfer books of the Surviving Corporation of Shares that were outstanding immediately prior to the Effective


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Time. If, after the Effective Time, Certificates are presented for transfer to the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration as provided in this Article II, subject to the NRS.

               (e) If any cash deposited with the Paying Agent for purposes of payment in exchange for Shares remains unclaimed after the one year anniversary of the Effective Time, the Paying Agent shall give notice to the Surviving Corporation of such cash and such cash, together with all interest and earnings thereon shall be returned to the Surviving Corporation, upon demand, and any such holder who has not theretofore complied with this Article II prior to that time shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration. Notwithstanding the foregoing, none of Parent, the Surviving Corporation, the Paying Agent or any other Person shall be liable to any holder of Shares for any amount paid to a public official pursuant to applicable unclaimed property, escheat or similar Laws.

          2.3 Change in Shares. If, between the date of this Agreement and the Effective Time, the Shares shall have been changed into, or exchanged for, a different number of shares or a different class, or if there has been any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Merger Consideration shall be correspondingly adjusted to provide the holders of Shares the same economic effect as contemplated by this Agreement prior to such event.

          2.4 Company Stock Option Plans.

               (a) The Company, the Board and each relevant committee of the Board shall take any and all actions necessary or desirable (including, without limitation, obtaining consents) to provide that, effective immediately prior to the consummation of the Merger, each option to purchase shares of Company Common Stock (collectively, the "Stock Options") held by or issued or granted to any current or former employee, consultant or director that is outstanding immediately prior to the consummation of the Merger granted under the Company New Employee Incentive Stock Plan, the Company 2005 Omnibus Stock Plan, the Company Incentive Stock Plan, as amended, the Company Outside Director Stock Option Plan, as amended, or any other stock option plan (collectively, the "Stock Option Plans"), or otherwise, shall in accordance with the Stock Option Plans and related agreements (i) become fully vested or exercisable and (ii) unless otherwise terminated, be cancelled in exchange for an amount in cash (less any applicable tax withholding), payable at the Effective Time, equal to
(A) in the case of Stock Options with respect to which the Merger Consideration is greater than the per share exercise price of such Stock Option, the product of (x) (1) the excess of the Merger Consideration over (2) the per share exercise price of such Stock Option, and (y) the number of shares of Company Common Stock subject to such Stock Option; and (B) in the case of Stock Options with respect to which the per share exercise price of such Stock Option is equal to or greater than the Merger Consideration, the product of (x) $.01 and (y) the number of shares of Company Common Stock subject to such Stock Option.

               (b) The Company, the Board and each relevant committee of the Board shall take any and all actions necessary or desirable to provide that all Stock Option Plans shall terminate as of the Effective Time and the provisions in any Stock Option Plan or any other plan, agreement or arrangement providing for the issuance, transfer or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company shall be terminated as of the Effective Time, and the Company shall ensure that following the Effective Time no holder of a Stock Option or any participant in any Stock Option Plan or any other plan, agreement or arrangement shall have any right thereunder to acquire any capital stock of the Company or the Surviving Corporation or any interest in respect of any capital stock of the Company or the Surviving Corporation.

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as is disclosed in the disclosure letter delivered by Company to Parent on or prior to the date hereof (the "Disclosure Letter") and subject to
Section 8.13, the Company hereby represents and warrants to Parent and the Purchaser as follows:

          3.1 Organization.

               (a) The Company and each of its Subsidiaries is a corporation, in each case, duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite corporate power and authority to own, lease, use and operate its properties and to carry on its business as it is now being conducted. Except as set forth in Section 3.1(a) of the Disclosure Letter, each of the Company and each of its Subsidiaries is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which such qualification or licensing is required except when the failure to be so qualified would not be reasonably expected, either individually or in the aggregate, to have a Material Adverse Effect on the Company. The Company has previously delivered to Parent a complete and correct copy of each of its articles of incorporation and bylaws in each case as amended (if so amended) to the date of this Agreement, and has delivered the articles of incorporation and bylaws of each of its Subsidiaries, in each case as amended (if so amended) to the date of this Agreement. Neither the Company nor any of its Subsidiaries is in violation of its articles of incorporation or bylaws.

               (b) Section 3.1(b) of the Disclosure Letter sets forth a true and correct list of all of the Subsidiaries of the Company and their respective jurisdictions of incorporation. Other than as set forth in Section 3.1(b) of the Disclosure Letter, the


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respective articles of incorporation and bylaws of the Subsidiaries of the
Company do not contain any provision limiting or otherwise restricting the ability of the Company to control its Subsidiaries.

          3.2 Capitalization.

               (a) The authorized capital stock of the Company consists of 20,000,000 shares of Class A Common Shares, par value $0.01 per share (the "Class A Stock"), 5,000,000 shares of Class B Common Shares, par value $0.01 per share (the "Class B Stock"), and 5,000,000 shares of Preferred Shares, par value $0.01 per share. As of the date hereof, (i) 3,991,124 shares of Class A Stock are issued and outstanding, (ii) 1,000,000 shares of Class B Stock are issued and outstanding, and (iii) 149,350 shares of Class A Stock are reserved for issuance upon exercise of previously issued Stock Options under the Stock Option Plans. No bonds, debentures, notes or other indebtedness having the right to vote (or convertible into or exchangeable for securities having the right to vote) on any matters on which stockholders of the Company may vote are issued or outstanding. All issued and outstanding shares of the Company's capital stock are, and all shares that may be issued or granted pursuant to the exercise of Stock Options will be, when issued or granted in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights. Except as set forth in Section 3.2(a) of the Disclosure Letter, there are no outstanding or authorized (i) options, warrants, preemptive rights, subscriptions, calls, or other rights, convertible securities, agreements, claims or commitments of any character obligating the Company or any of its Subsidiaries to issue, transfer or sell any shares of capital stock or other equity interest in, the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, (ii) obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of the Company or any of its Subsidiary or any such securities or agreements listed in clause (i) of this sentence or (iii) voting trusts or similar agreements to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock of the Company or any of its Subsidiaries.

               (b) Except as set forth in Section 3.2(b) of the Disclosure Letter (i) all of the issued and outstanding shares of capital stock of each of the Company's Subsidiaries are owned, directly or indirectly, by the Company free and clear of any Liens, and all such shares have been duly authorized, validly issued and are fully paid and non-assessable and free of preemptive rights, and (ii) neither the Company nor any of its Subsidiaries owns any shares of capital stock or other securities of, or interest in, any other Person, or is obligated to make any capital contribution to or other investment in any other Person.

               (c) Section 3.2(c) of the Disclosure Letter lists all indebtedness, and obligations to issue indebtedness of the Company and its Subsidiaries, having a principal amount outstanding in excess of $100,000, other than trade payables arising in the Ordinary Course of Business. The Company has made available to Parent and the Purchaser all material operative documents relating to the indebtedness of the Company and its Subsidiaries and any obligations to issue indebtedness of the Company and its Subsidiaries.

          3.3 Authorization; Validity of Agreement.

               (a) The Company has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby, subject to, in the case of consummation of the Merger, approvals of its stockholders as contemplated by
Section 5.6. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by the Board. The Board has directed that this Agreement and the transactions contemplated hereby be submitted to the Company's stockholders for approval and adoption at a meeting of such stockholders and, except for (i) setting the record date and the meeting date for the Stockholders' Meeting and (ii) the approval and adoption of this Agreement by the Required Vote no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery of this Agreement by Parent and the Purchaser, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and (ii) is subject to general principles of equity (regardless of whether considered in a proceeding in equity or at law).

               (b) The Board has adopted all resolutions necessary under the sections of the NRS that are applicable to the Merger or any of the other transactions contemplated by this Agreement. Assuming that the representations and warranties of Parent and the Purchaser contained in Section 4.7 are true and correct and that Parent and the Purchaser are in full compliance with the covenants contained in Section 5.10, no "moratorium," "control share," "fair price" or other antitakeover laws are applicable to the Merger or any of the other transactions contemplated by this Agreement.

               (c) Under applicable Law, the articles of incorporation and bylaws of the Company, and this Agreement, the affirmative vote of the holders of a majority of the voting power of the outstanding Shares, voting as a single class (the "Required Vote"), is the only vote of the Company's stockholders required to approve this Agreement and the transactions contemplated hereby.

               (d) The Board, at a meeting duly called and held, unanimously (i) determined that this Agreement, the Merger, and the transactions contemplated hereby are fair to, and in the best interests of, the Company and its stockholders, (ii) adopted this Agreement, the Merger, and transactions contemplated hereby and (iii) recommended approval of this Agreement, the Merger, and the transactions contemplated hereby by the stockholders of the Company.

               (e) Notwithstanding any representations or warranties of the Company or any other provisions contained in this Agreement, pursuant to NRS 92A.120(10), the Board has an express obligation to cancel the contemplated meeting of the Company's stockholders or remove this Agreement and the Merger from consideration at such meeting if the Board determines that it is not advisable to submit this Agreement or the Merger to the Company's stockholders for approval; no such representations, warranties, or other provisions shall operate to abrogate or limit the Board's express or implicit duties and responsibilities under such NRS provision.

          3.4 No Violations; Consents and Approvals.

               (a) Neither the execution, delivery and performance of this Agreement by the Company nor the consummation by the Company of the Merger or any other transactions contemplated hereby will (i) violate any provision of the articles of incorporation or the bylaws of the Company or any of the Company's Subsidiaries, (ii) except as set forth in Section 3.4(a) of the Disclosure Letter, violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination, cancellation or amendment under, accelerate the performance required by, or result in the creation of any Lien (as defined in Section 8.4) upon any of the respective properties or assets of the Company or any of its Subsidiaries under, or result in the acceleration or trigger of any payment, time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, guarantee or other evidence of indebtedness, lease, license, contract, agreement, plan or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound or affected or (iii) conflict with or violate any federal, state, local or foreign order, writ, injunction, judgment, settlement, award, decree, statute, law, rule or regulation (collectively, "Laws") applicable to the Company, any of its Subsidiaries or any of their respective properties or assets; except in the case of clauses (ii) and (iii) for such conflicts, violations, breaches, defaults or Liens which have been waived or which, individually or in the aggregate, would not reasonably be likely to have or result in a Material Adverse Effect on the Company.

               (b) Except (i) for the Proxy Statement relating to the meeting of the Company's stockholders to be held in connection with this Agreement and the


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transactions contemplated hereby, (ii) for the filing of the Articles of Merger with the Secretary of State, and (iii) as disclosed in Section 3.4(b) of the Disclosure Letter, no material filing or registration with, declaration or notification to, or order, authorization, consent or approval of, any federal, state, local or foreign court, arbitral, legislative, executive or regulatory authority or agency (a "Governmental Entity") or any other Person is required in connection with the execution, delivery and performance of this Agreement by the Company or the consummation by the Company of the Merger or any other transactions contemplated hereby.

          3.5 SEC Reports and Financial Statements.

               (a) Except as set forth in Section 3.5(a) of the Disclosure Letter, the Company has timely filed, after giving effect to any extended time for filing under Rule 12b-25, with the SEC all forms and documents required to be filed by it since January 1, 2004, under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including (i) its Annual Reports on Form 10-K,
(ii) its Quarterly Reports on Form 10-Q, (iii) its Current Reports on Form 8-K,
(iv) all proxy statements relating to meetings of stockholders of the Company (in the form mailed to stockholders) and (v) all other forms, reports and registration statements required to be filed by the Company with the SEC. The documents described in clauses (i)-(v) above, as amended (whether filed before, on or after the date hereof), are referred to in this Agreement collectively as the "Company SEC Documents." As of their respective dates, the Company SEC Documents, including the financial statements and schedules provided therein or incorporated by reference therein, (x) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (y) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act of 1933, as amended (the "Securities Act"), as the case may be, and the applicable rules and regulations of the SEC thereunder.

               (b) The December 31, 2004 and December 31, 2005 consolidated balance sheets of the Company and the related consolidated statements of operations, consolidated statements of stockholders' equity and consolidated statements of cash flows (including, in each case, the related notes, where applicable), as reported in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2005 filed with the SEC under the Exchange Act, and the unaudited consolidated balance sheets of the Company and its Subsidiaries (including the related notes, where applicable) as of September 30, 2005 and September 30, 2006 and the related (i) unaudited consolidated statements of operations for the three and nine-month periods then ended and
(ii) unaudited consolidated statements of cash flows and changes in stockholders' equity for the nine-month periods then ended (in each case including the related notes, where applicable), as reported in the Company's Quarterly Report on Form 10-Q for the period ended September 30, 2006 filed with the SEC under the Exchange Act, fairly present in all material respects, and the financial statements to be filed by the Company with the SEC after the date of this Agreement will fairly present in all material respects (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), the consolidated financial position and the results of the consolidated operations of the Company and its Subsidiaries as of the respective dates or for the respective fiscal periods therein set forth; each of such statements (including the related notes, where applicable) complies, and the financial statements to be filed by the Company with the SEC after the date of this Agreement will comply, with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been, and the financial statements to be filed by the Company with the SEC after the date of this Agreement will be, prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods involved, except as indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. The books and records of the Company and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements. KPMG LLP is an independent public accounting firm with respect to the Company and has not resigned or been dismissed as independent public accountants of the Company as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

               (c) Since January 1, 2004, the Company and each of its Subsidiaries has had in place "internal control over financial reporting" (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) designed and maintained to provide reasonable assurance that (a) transactions are executed in accordance with management's general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets, (c) access to assets is permitted only in a manner designed to prevent or timely detect unauthorized acquisition, use or disposition that could have a material effect on the Company's financial statements, and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Since January 1, 2004, the Company and each of its Subsidiaries has had in place "disclosure controls and procedures" (as defined in Rules 13a-15(e) and 15d-15(e)) designed and maintained to ensure that (a) all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and (b) all such information is accumulated and communicated to the Company's management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of the Company required under the Exchange Act with respect to such reports. The Company's and its Subsidiaries' financial records, data or information are maintained under the direct control of the Company or its Subsidiaries. Except as provided in Section 3.5(c) of the Disclosure

Letter, since September 30, 2006, there have been no changes in the Company's "internal control over financial reporting" (as such term is defined in Rule 13a-15(f) and Rule 15d-15(f) under the Exchange Act) that have materially affected, or are reasonably likely to materially affect, the Company's internal control over financial reporting.

               (d) The Company has made available to Parent and the Purchaser copies of all comment letters and other material correspondence received by the Company from the SEC since January 1, 2004, relating to the Company SEC Documents, together with all written responses of the Company thereto. There are no outstanding or unresolved comments in any such comment letters received by the Company from the SEC. As of the date of this Agreement, to the Knowledge of the Company, none of the Company SEC Documents is the subject of any ongoing review by the SEC.

          3.6 [Intentionally Omitted].

          3.7 Absence of Certain Changes.

               (a) Except as disclosed in Section 3.7(a) of the Disclosure Letter, since September 30, 2006, (i) the Company and its Subsidiaries have conducted their respective operations only in the Ordinary Course of Business, and (ii) there has not occurred or continued to exist any event, change, occurrence, effect, fact, circumstance or condition which, individually or in the aggregate, has had, or is reasonably likely to have, a Material Adverse Effect on the Company.

               (b) Except as set forth in Section 3.7(b) of the Disclosure Letter, since September 30, 2006, neither the Company nor any of its Subsidiaries has (i) increased or agreed to increase the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any officer or director from the amount thereof in effect as of September 30, 2006, granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, entered into or made any loans to any of its officers, directors, employees, affiliates, agents or consultants other than advances of expenses in the Ordinary Course of Business and not material in the aggregate or made any change in its borrowing or lending arrangements for or on behalf of any of such Persons, whether pursuant to an employee benefit plan or otherwise, or granted, issued, accelerated, paid, accrued or agreed to pay or make any accrual or arrangement for payment of salary or other payments or benefits pursuant to, or adopted or amended any new or existing Plan, (ii) declared, set aside or paid any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company's capital stock, (iii) effected or authorized any split, combination or reclassification of any of the Company's capital stock or any issuance thereof or issued any other securities in respect of, in lieu of or in substitution for shares of the Company's capital stock, except for issuances of Company Common Stock upon the exercise of Company Stock Options, in each case awarded prior to the date hereof in accordance with their present terms, (iv) changed, or has Knowledge of any reason that would have required or would require changing, any accounting methods (or underlying assumptions), principles or practices of the Company or its Subsidiaries, including any reserving, renewal or residual method, practice or policy, (v) made any tax election or settled or compromised any income tax liability, (vi) to the Knowledge of the Company, had any union organizing activities, (vii) sold, leased, exchanged, transferred or otherwise disposed of any of its Assets other than in the Ordinary Course of Business, (viii) revalued, or has Knowledge of any reason that would have required or would require revaluing, any of the Assets, including writing down the value of any Assets or writing off notes or accounts receivable other than in the Ordinary Course of Business, or (ix) made any agreement or commitment (contingent or otherwise) to do any of the foregoing.

          3.8 Absence of Undisclosed Liabilities. Except as and to the extent reflected or reserved against in the balance sheet dated as of September 30, 2006 included in the Company's Quarterly Report on Form 10-Q for the period ended September 30, 2006 (the "Balance Sheet") or in the notes thereto, neither the Company nor any of its Subsidiaries had as of that date any liabilities or obligations (accrued, contingent or otherwise) that would be material to the Company and its Subsidiaries taken as a whole. Except as set forth in the Balance Sheet or in Section 3.8 of the Disclosure Letter, since the date of the Balance Sheet, neither the Company nor any of its Subsidiaries has incurred any liabilities or obligations (accrued, contingent or otherwise) that would be material to the Company and its Subsidiaries taken as a whole, except for liabilities and obligations (i) arising in the Ordinary Course of Business, or
(ii) resulting from the execution and delivery of this Agreement. Except as set forth in Section 3.8 of the Disclosure Letter, neither the Company nor any of its Subsidiaries is in default in respect of the terms and conditions of any indebtedness or other agreement which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

          3.9 Proxy Statement. The Proxy Statement (and any amendment thereof or supplement thereto) at the date mailed to Company stockholders and at the time of the Stockholders' Meeting, (i) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and (ii) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

          3.10 Employee Benefit Plans; ERISA.

               (a) Section 3.10(a) of the Disclosure Letter contains a true and complete list of each bonus, deferred compensation, incentive compensation, stock purchase, stock option, stock appreciation right or other equity-based incentive, severance, termination, change in control, retention, employment, hospitalization or other medical, life or insurance, disability, other welfare, supplemental unemployment benefits, profit-sharing, pension, or retirement plan, program, agreement or arrangement, and each other employee compensation or benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to by the Company, any of its Subsidiaries or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), since January 1, 2004 that together with the Company or any of its Subsidiaries would be deemed a "single employer" within the meaning of section 4001 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), for the benefit of any current or former employee or director of the Company, any of its Subsidiaries or any ERISA Affiliate or with respect to which the Company or any of its Subsidiaries has or would reasonably be expected to have any material liability (matured or unmatured, absolute or contingent) (the "Plans"). Section 3.10(a) of the Disclosure Letter identifies each of the Plans that is an "employee benefit plan," subject to ERISA (the "ERISA Plans").

               (b) With respect to each Plan, the Company has heretofore delivered or made available to Parent true and complete copies of each of the following documents (including all amendments to such documents):

                    (i) the Plans or a written description of any Plans not in writing;

                    (ii) a copy of the annual report or Internal Revenue Service Form 5500 Series, if required under ERISA, with respect to each ERISA Plan for the last three Plan years ending prior to the date of this Agreement for which such a report was filed;

                    (iii) a copy of the actuarial report, if required under ERISA, with respect to each ERISA Plan for the last three Plan years ending prior to the date of this Agreement;

                    (iv) a copy of the most recent Summary Plan Description ("SPD"), together with all Summaries of Material Modification issued with respect to such SPD, if required under ERISA, with respect to each ERISA Plan, and all other material employee communications relating to each ERISA Plan;

                    (v) if the Plan or any obligations thereunder are funded through a trust or any other funding vehicle, the trust or other funding agreement and the latest financial statements thereof;

                    (vi) all contracts relating to the Plans with respect to which the Company, any of its Subsidiaries or any ERISA Affiliate may have any liability, including insurance contracts, investment management agreements, subscription and participation agreements and record keeping agreements;

                    (vii) the most recent determination letter received from the Internal Revenue Service with respect to each Plan intended to qualify under section 401(a) of the Code; and

                    (viii) material communications that the Company or any of its ERISA affiliates or Subsidiaries has received from or sent to the Pension Benefit Guaranty Corporation, the Department of Labor, the Internal Revenue Service or any comparable agency of any foreign Governmental Entity concerning any termination of, withdrawal from or appointment of a trustee to administer any plan or the failure or alleged failure to comply with any provision of ERISA, the Code or comparable legislation of a foreign jurisdiction with respect to any plan, including any existing written description of any such oral communication.

               (c) At no time within the past six (6) years has the Company, any of its Subsidiaries or any ERISA Affiliate ever, maintained, established, sponsored, participated in or contributed to any ERISA Plan that is subject to Title IV of ERISA. Except as disclosed in Section 3.10(c) of the Disclosure Letter, no ERISA Plan is a "multiemployer plan," as defined in section 3(37) of ERISA, nor is any ERISA Plan a plan described in section 4063(a) of ERISA.

               (d) None of the Company, any of its Subsidiaries, any ERISA Affiliate, any of the ERISA Plans, any trust created thereunder, nor, to the Knowledge of the Company, any trustee or administrator thereof has engaged in a transaction or has taken or failed to take any action in connection with which the Company, any of its Subsidiaries or any ERISA Affiliate could be subject to any material liability for either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975(a) or (b), 4976 or 4980B of the Code.

               (e) All contributions and premiums that the Company, any of its Subsidiaries or any ERISA Affiliate is required to pay under the terms of each of the ERISA Plans and Section 412 of the Code, have, to the extent due, been paid in full or properly recorded on the financial statements or records of the Company or its Subsidiaries. None of the ERISA Plans or any trust established thereunder has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each of the ERISA Plans ended prior to the date of this Agreement. No Lien has been imposed under Section 412(n) of the Code or Section 302(f) of ERISA on the Assets or any assets of an ERISA Affiliate. No event or circumstance has occurred that is reasonably likely to result in the imposition of any such Lien on any such assets on account of any ERISA Plan.

               (f) Each of the Plans has been operated and administered in all material respects in accordance with applicable laws, including ERISA and the Code.

               (g) Each of the ERISA Plans that is intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified. The Company has applied for and received a currently effective determination letter from the IRS stating that it is so qualified, or is entitled to rely on an opinion letter issued to a prototype plan sponsor regarding the qualified status of such plan, and no event has occurred which would reasonably be expected to affect such qualified status. Any fund established under an ERISA Plan that is intended to satisfy the requirements of Section 501(c)(9) of the Code has so satisfied such requirements.

               (h) Except as disclosed in Section 3.10(h) of the Disclosure Letter, no amounts payable under any of the Plans or any other contract, agreement or arrangement with respect to which the Company or any of its Subsidiaries may have any liability could fail to be deductible for federal income tax purposes by virtue of Sections 280G or 162(m) of the Code.

               (i) Except as disclosed in Section 3.10(i) of the Disclosure Letter, no ERISA Plan that provides life or medical benefit coverage (whether or not insured) provides such coverage after retirement or other termination of service (other than coverage mandated by applicable laws).

               (j) Except as disclosed in Section 3.10(j) of the Disclosure Letter, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with any other event, (i) entitle any current or former employee, officer or director of the Company, any of its Subsidiaries or any ERISA Affiliate to severance pay, unemployment compensation or any other similar termination payment, or (ii) accelerate the time of payment or vesting, or increase the amount of or otherwise enhance any benefit due any such employee, officer or director.

               (k) There are no pending or, to the Knowledge of the Company, threatened claims by or on behalf of any Plan, by any employee or beneficiary under any such Plan or otherwise involving any such Plan (other than routine claims for benefits).

          3.11 Litigation; Compliance with Law.

               (a) Except as set forth in Section 3.11(a) of the Disclosure Letter, there is no Litigation (other than workers compensation and auto liability claims that have a reserve of, or are reasonably likely to be settled for, $100,000 or less) pending or, to the Knowledge of the Company, threatened against, relating to or naming as a party thereto the Company or any of its Subsidiaries, any of their respective properties or assets or any of the Company's officers or directors (in their capacities as such), (i) that if determined in a manner adverse to the Company or its Subsidiaries would reasonably be expected to have a Material Adverse Effect on the Company, or (ii) seeking to restrain, enjoin, alter or delay the consummation of the Merger or any of the other transactions contemplated by this Agreement. There is no agreement, order, judgment, decree, injunction or award of any Governmental Entity against or binding upon the Company, any of its Subsidiaries or any of the Company's officers or directors (in their capacities as such) that would prevent, enjoin, alter or delay the consummation of the Merger or any of the other transactions contemplated by this Agreement or that would have a Material Adverse Effect on the Company. There is no material Litigation that the Company or any of its Subsidiaries has pending against other parties. "Litigation" means any action, claim, suit, proceeding, citation, summons, subpoena, inquiry or investigation of any nature, civil, criminal or regulatory, in law or in equity, by or before any Governmental Entity or arbitrator (including worker's compensation claims).

               (b) Except as set forth in Section 3.11(b) of the Disclosure Letter, each of the Company and its Subsidiaries has complied, and is in compliance, in all material respects with all Laws and Permits which affect the respective businesses of the Company or any of its Subsidiaries, the Real Property or the Assets, and the Company and its Subsidiaries have not been and are not in violation of any such Law or Permit except where the failure to so comply would have a Material Adverse Effect on the Company; nor has any written notice, charge, claim or action been received by the Company or any of its Subsidiaries or been filed, commenced, or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries alleging any material violation of the foregoing.

               (c) The Company and its Subsidiaries hold all material licenses, permits, variances, consents, authorizations, waivers, grants, franchises, concessions, exemptions, orders, registrations and approvals of Governmental Entities or other Persons necessary for the ownership, leasing, operation, occupancy and use of the Real Property, the Assets and the conduct of their respective businesses as currently conducted ("Permits"). Neither the Company nor any of its Subsidiaries has received written notice that any Permit will be terminated or modified or cannot be renewed in the Ordinary Course of Business, and the Company has no Knowledge of any reasonable basis for any such termination, modification or nonrenewal. The execution, delivery and performance of this Agreement and the consummation of the Merger or any other transactions contemplated hereby do not and will not violate any Permit, or result in any termination, modification or nonrenewals thereof.

          3.12 Intellectual Property.

               (a) The Company and its Subsidiaries own, or possess sufficient and legally enforceable licenses or other sufficient and legally enforceable rights to use, any and all United States and foreign patents, patent applications, patent disclosures, mask works, computer software, trademarks, trade dress, trade names, logos,

Internet domain names, copyrights and service marks, including applications to register and registrations for any of the foregoing, as well as trade secrets, know-how, data and other proprietary rights and information (all of the foregoing, referred to as "Technology" and together with trademarks, trade names and service marks, referred to as "Intellectual Property") necessary for the conduct of, or otherwise material to, the business and operations of the Company and its Subsidiaries as currently conducted, free and clear of any Liens (except for any Permitted Liens except where the failure to own or possess such rights would not have a Material Adverse Effect on the Company. Section 3.12(a) of the Disclosure Letter lists as of the date hereof, (i) all material patents, patent applications, patent disclosures, trademarks, trade dress, service marks, trade names, logos, Internet domain names, copyrights, mask works, and any applications or registrations of the foregoing, (ii) any material computer software owned or used by the Company or any of its Subsidiaries, (iii) any agreements to which the Company or any of its Subsidiaries are a party granting or obtaining any right to use or practice any rights under any material Intellectual Property or restricting the Company's or any of its Subsidiaries' right to use any material Intellectual Property. The material Intellectual Property owned by the Company or any of its Subsidiaries, and to the Knowledge of the Company, used by the Company or any of its Subsidiaries, is valid and enforceable, in full force and effect, and has not been cancelled, expired or abandoned.

               (b) Except as disclosed in Section 3.12(b) of the Disclosure Letter, the conduct of the business of the Company and its Subsidiaries as currently or previously conducted does not infringe, conflict with or otherwise violate any Intellectual Property of any Person except for such conduct that would not have a Material Adverse Effect on the Company, and none of the Company or any of its Subsidiaries has received written notice or has Knowledge of any such infringement, conflict or other violation.

               (c) Except as set forth in Section 3.12(c) of the Disclosure Letter, to the Knowledge of the Company, no Person is infringing, conflicting with or otherwise violating any Intellectual Property owned or used by the Company or any of its Subsidiaries, and no such claims, suits or other proceedings have been brought or threatened against any Person by the Company or any of its Subsidiaries, except for such conduct that would not have a Material Adverse Effect on the Company. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in the loss of, or any Lien on, the rights of the Company or any of its Subsidiaries with respect to any material Intellectual Property owned or used by the Company or any of its Subsidiaries.

          3.13 Contracts.

               (a) Except as set forth in Section 3.13(a) of the Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) that: (i) has been entered into with any officer, director of affiliate of the Company or its

Subsidiaries, (ii) requires remaining payments by the Company or any of its Subsidiaries in excess of $100,000 and is not terminable by the Company or its Subsidiaries, as the case may be, on notice of three months or less without penalty, (iii) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC), (iv) restrains, limits or impedes the Company's or any of its Subsidiaries', or will restrain, limit or impede the Surviving Corporation's, ability to compete with or conduct any business or any line of business, including geographic limitations on the Company's or any of its Subsidiaries' or the Surviving Corporation's activities, (v) is a joint venture agreement, partnership agreement, profit-sharing or similar agreement, (vi) governs the terms of indebtedness or any other obligation of third parties owed to the Company or any of its Subsidiaries, other than receivables arising from the sale of goods or services by the Company or such Subsidiary in the Ordinary Course of Business, (vii) governs the terms of indebtedness or any other obligation of third parties owed by or guaranteed by the Company or any of its Subsidiaries, other than with respect to any indebtedness of, or advances made to, any owner-operator, or (viii) which is material to the Company and its Subsidiaries taken as a whole. Each contract, arrangement, commitment or understanding of the type described in this Section 3.13(a), whether or not set forth in Section 3.13(a) of the Disclosure Letter, is referred to herein as a "Material Contract." The Company has previously provided or made available to Parent true, complete and correct copies of each Material Contract.

               (b) Except as set forth in Section 3.13(b) of the Disclosure Letter, each Material Contract is valid and binding and in full force and effect, and the Company and each of its Subsidiaries has performed all material obligations required to be performed by it to date under each Material Contract. No event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a material default on the part of the Company or any of its Subsidiaries under any Material Contract and to the Knowledge of the Company, no other party to any such Material Contract is in default in any respect thereunder.

          3.14 Taxes.

               (a) Except as set forth in Section 3.14(a) of the Disclosure Letter, (i) all Returns required to be filed with any taxing authority on or before the Closing Date by, or with respect to, the Company and its Subsidiaries have (or by the Closing Date shall have) been filed in accordance with all applicable laws and all such returns are true, correct and complete in all material respects; (ii) the Company and its Subsidiaries have timely paid all Taxes shown as due and payable on the Returns referred to in clause (i) above;
(iii) the Company and its Subsidiaries have made provision in accordance with GAAP in the Balance Sheet for all Taxes that are or may become payable by the Company and its Subsidiaries relating to periods on or prior to the Closing Date for which no Return has been filed; (iv) all material Employment and Withholding Taxes have been either duly and timely paid to the proper governmental authority or properly set aside in accounts for such purpose in accordance with applicable Laws; (v) the charges, accruals and reserves for Taxes with respect to the Company and its Subsidiaries reflected in the Balance Sheet are adequate under GAAP to cover the Tax liabilities accruing through the date thereof; (vi) no deficiencies for any Taxes have been asserted or assessed, or, to the Knowledge of the Company, proposed, against the Company or any of its Subsidiaries that are not subject to adequate reserves in accordance with GAAP in the Balance Sheet; and (vii) as of the Closing Date, there is no action, suit, proceeding, investigation, audit or claim pending or, to the Knowledge of the Company, threatened, against or with respect to the Company or any of its Subsidiaries in respect of any Tax.

               (b) Neither the Company nor any of its Subsidiaries has been included in any "consolidated," "unitary" or "combined" Return (other than Returns which include only the Company and any Subsidiaries of the Company) provided for under the laws of the United States, any foreign jurisdiction or any state or locality for any taxable period for which the statute of limitations has not expired.

               (c) The Company is not, nor has it been within the most recent five years, a "United States real property holding corporation" as defined in
Section 897 of the Code.

               (d) There are no Tax sharing, allocation, indemnification or similar agreements in effect as between the Company, any of its Subsidiaries or any predecessor or affiliate of any of them and any other party under which the Company or any of its Subsidiaries could be liable for any Taxes of any party other than the Company or any Subsidiary of the Company.

               (e) Neither the Company nor any of its Subsidiaries has entered into an agreement or waiver extending any statute of limitations relating to the payment or collection of Taxes of the Company or any of its Subsidiaries.

               (f) There are no Liens for Taxes on any asset of the Company or its Subsidiaries, except for Permitted Liens.

               (g) Each of the Company and its Subsidiaries has disclosed on its Returns all positions taken therein that could give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code. Neither the Company nor its Subsidiaries has entered into, has any liability in respect of, or has any filing obligations with respect to, any "reportable transactions," as defined in Section 1.6011-4(b)(1) of the Treasury Regulations.

               (h) Neither the Company nor its Subsidiaries is the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any taxing authority.

               (i) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign tax law); (ii) "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign tax law) executed on or prior to the Closing Date, and (iii) deferred intercompany gain or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign tax law).

               (j) Neither the Company nor any of its Subsidiaries has undergone an "ownership change" as defined pursuant to Section 382(g) of the Code.

          3.15 Environmental Matters.

               (a) Except as disclosed in Section 3.15(a) of the Disclosure Letter, the Company and its Subsidiaries have complied, and are in compliance, in all material respects with all applicable Environmental Laws, which compliance includes the possession of all Permits required under applicable Environmental Laws and compliance in all material respects with the terms and conditions thereof and the making and filing with all applicable Governmental Entities of all material reports, forms and documents and the maintenance of all records required to be made, filed or maintained by it under any Environmental Law. Except as disclosed in Section 3.15(a) of the Disclosure Letter, neither the Company nor any of its Subsidiaries has received any written notice from any Person, whether a Governmental Entity, citizens group, employee or otherwise, that alleges that the Company or any of its Subsidiaries are not in compliance with Environmental Laws.

               (b) Except as disclosed in Section 3.15(b) of the Disclosure Letter, there are no past or present actions, activities, circumstances, conditions, events or incidents, including the release, emission, discharge, presence or disposal of any Hazardous Substance, that would reasonably be expected to form the basis of any material Environmental Claim against the Company or any of its Subsidiaries, against any Person whose liability for any Environmental Claim the Company or any of its Subsidiaries has retained or assumed either contractually or by operation of law. There are no Environmental Claims pending or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries, or, to the Knowledge of the Company, against any Person whose liability for any Environmental Claim the Company or any of its Subsidiaries has retained or assumed either contractually or by operation of law.

               (c) Except as disclosed in Section 3.15(c) of the Disclosure Letter, neither the Company nor any of its Subsidiaries is subject to any material liability or obligation (accrued, contingent or otherwise), including the obligation, liability or commitment to cleanup, correct, abate or to take any response, remedial or corrective action under or pursuant to any Environmental Laws, relating to (i) environmental conditions on, under, or about any of the properties or assets owned, leased, operated or used by the Company or any of its Subsidiaries or any predecessor thereto at the present time or in the past, including the air, soil, surface water and groundwater conditions at, on, under, from or near such properties, or (ii) the past or present use, management, handling, transport, treatment, generation, storage, disposal or Release of any Hazardous Substances, whether on-site at any Real Property, or at any off-site location. The Company has made available to Parent all material information, including such studies, analyses and test results, in the possession, custody or control of and of which the Company has Knowledge relating to (1) the environmental conditions on, under or about any of the properties or assets owned, leased, operated or used by any of the Company and its Subsidiaries or any predecessor in interest thereto at the present time or in the past, and (2) any Hazardous Substances used, managed, handled, transported, treated, generated, stored or Released by any Person on, under, about or from, or otherwise in connection with the use or operation of, any of the properties, assets and businesses of the Company or any of its Subsidiaries.

               (d) Except as set forth in Section 3.15(d) of the Disclosure Letter, to the Knowledge of the Company, (i) there are no underground storage tanks located at any property owned, leased, operated or used by the Company or any of its Subsidiaries currently or at any time since January 1, 1996, (ii) there are no reports investigating whether asbestos is contained in or forming part of any building, building component, structure or office space currently or previously owned, leased, operated or used by the Company or any of its Subsidiaries, which have not been previously provided to Parent.

               (e) To the Knowledge of the Company, neither the Company nor any of its Subsidiaries is required by virtue of the transactions contemplated by this Agreement, or as a condition to the effectiveness of any transactions contemplated by this Agreement, (i) to perform a site assessment for Hazardous Substances, (ii) to remove or remediate any Hazardous Substances, (iii) to give written notice to or receive approval from any Governmental Entity under any Environmental Law, or (iv) to record or deliver to any Person any disclosure document or statement pertaining to environmental matters.

          3.16 Assets.

               (a) The Company and its Subsidiaries own, or otherwise have sufficient and legally enforceable rights to use, all of their respective properties and assets (the "Assets"). The Company and its Subsidiaries have valid title to, or in the case of leased property have valid leasehold interests in, all such Assets, in each case, free and clear of any Lien, except Permitted Liens. True, correct and complete copies of all appraisals of the tangible properties and assets received by the Company or any of its Subsidiaries within the last three years have been made available to Parent. The Assets constitute all of the assets and rights necessary to operate the businesses of the Company and its Subsidiaries in substantially the same manner that the Company and its Subsidiaries have been operating their respective businesses prior to the Closing.

               (b) Except as set forth in Section 3.16(b)(1) of the Disclosure Letter, all material tangible Assets of the Company and its Subsidiaries (other than tractors and trailers) are in sufficient operating condition, ordinary wear and tear excepted. Except as set forth in Section 3.16(b)(2) of the Disclosure Letter, all tractors and substantially all trailers of the Company and its Subsidiaries included in the Assets (i) are in sufficient operating condition, ordinary wear and tear excepted, (ii) meet all operating and safety fitness requirements of the Federal Motor Carrier Safety Administration, (iii) have been maintained in material compliance with all applicable manufacturers' warranty programs and requirements, and (iv) have been inspected and maintained, on a routine basis, in accordance with the Company's internal policies.

          3.17 Real Property.

               (a) Section 3.17(a)(1) of the Disclosure Letter contains a complete and correct list of all Owned Real Property setting forth information sufficient to specifically identify such Owned Real Property and the legal owner thereof. Except as disclosed in Section 3.17(a)(2) of the Disclosure Letter, the Company and its Subsidiaries have good, valid and marketable fee simple title to the Owned Real Property, free and clear of any Liens other than Permitted Liens. There are no outstanding options or rights of first refusal to purchase the Owned Real Property, or any material portion thereof or interest therein.

               (b) Section 3.17(b) of the Disclosure Letter contains a complete and correct list of all Leased Real Property setting forth information sufficient to specifically identify such Leased Real Property and legal rights of the lessee thereof. Each Lease grants the lessee thereunder the exclusive right to use and occupy the premises. Each of the Company and its Subsidiaries has good and valid title to the leasehold estate or other interest created under its respective Leases free and clear of any Liens other than Permitted Liens. Each of the Company and its Subsidiaries enjoys peaceful and undisturbed possession under its respective Leases of its respective Leased Real Property.

               (c) The Real Property constitutes all the fee, leasehold and other interests in real property held by the Company and its Subsidiaries, and constitutes all of the fee, leasehold and other interests in real property necessary for the conduct of the business of the Company and its Subsidiaries as it is currently conducted. The use and operation of the Real Property in the conduct of the business of the Company and its Subsidiaries does not materially violate any instrument of record or agreement affecting the Real Property. To the Knowledge of the Company, no current use by the Company and its Subsidiaries of the Real Property is dependent on a nonconforming use or other Governmental Approval.

          3.18 Customers and Suppliers.

               (a) Section 3.18(a)(1) of the Disclosure Letters contains a complete and correct list of the ten largest customers of the Company and its Subsidiaries for each of the two most recent fiscal years and sets forth opposite the name of each customer the percentage of net sales attributable to such customer. Section 3.18(a)(2) of the Disclosure Letter also lists any additional current customers that the Company anticipates shall be among the ten largest customers for the current fiscal year.

               (b) Section 3.18(b)(1) of the Disclosure Letters contains a complete and correct list of the ten largest suppliers of the Company and its Subsidiaries for each of the two most recent fiscal years and sets forth opposite the name of each supplier the amount paid to such supplier. Section 3.18(b)(2) of the Disclosure Letter also lists any additional current suppliers that the Company anticipates shall be among the ten largest suppliers for the current fiscal year.

               (c) Except as set forth in Section 3.18(c) of the Disclosure Letter, to the Company's Knowledge, since December 31, 2005, no customer listed in Section 3.18(a)(1) or Section 3.18(a)(2) of the Disclosure Letter has given notice that it intends to stop, or decrease materially the rate of, buying services from the Company or any of its Subsidiaries and no supplier of the Company listed in Section 3.18(b)(1) or Section 3.18(b)(2) of the Disclosure Letter has given notice that it intends to stop, or decrease materially the rate of, supplying materials, products, or services to the Company or any of its Subsidiaries.

          3.19 Insurance. The Company has previously provided or made available to Parent true, complete and correct copies of each insurance policy maintained by or on behalf of any of the Company and its Subsidiaries. Such policies are in full force and effect, and all premiums due thereon have been paid. The Company and its Subsidiaries have complied in all material respects with the terms and provisions of such policies. The insurance coverage provided by such policies is suitable for the business and operations of the Company and its Subsidiaries.

          3.20 Labor Matters.

               (a) None of the Company or any of its Subsidiaries is a party to or bound by a collective bargaining agreement with any labor union or labor organization applicable to the employees of the Company or any of its Subsidiaries, and no such agreement is currently being negotiated. Except as set forth in Section 3.20(a) of the Disclosure Letter, no representation election petition or application for certification has been filed by any employees of the Company or any of its Subsidiaries, nor is such a petition or application pending with the National Labor Relations Board or any Governmental Entity, and no labor union is currently engaged in or, to the Knowledge of the Company, threatening, organizational efforts with respect to any employees of the Company or any of its Subsidiaries. Except as set forth in
Section 3.20(a) of the Disclosure Letter, no labor dispute, strike, slowdown, picketing, work stoppage, lockout or other collective labor action involving the employees of the Company or any of its Subsidiaries has occurred since January 1, 2004, or is in progress or, to the Knowledge of the Company, has been threatened against the Company or any of its Subsidiaries.

               (b) Except as set forth in Section 3.20(b) of the Disclosure Letter, since January 1, 2000, neither the Company nor any of its Subsidiaries has effectuated (i) a "plant closing" (as defined in the Worker Adjustment Retraining and Notification (the "WARN Act"), affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its Subsidiaries, or (ii) a "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility of the Company or any of its Subsidiaries; nor has the Company or any of its Subsidiaries been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any state, local or foreign Law or regulation similar to the WARN Act. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries' employees has suffered an "employment loss" (as defined in the WARN Act) in the ninety (90) days prior to the date of this Agreement.

               (c) Section 3.20(c) of the Disclosure Letter contains a true and complete list of the names of all directors and officers of each of the Company and its Subsidiaries.

          3.21 Affiliate Transactions. Section 3.21 of the Disclosure Letter contains a complete and correct list of all (i) transactions between the Company or any of its Subsidiaries and any director, officer, employee or affiliate of the Company or its Subsidiaries other than transactions between the Company and its wholly owned Subsidiaries and compensation paid to directors, officers or employees in the Ordinary Course of Business and (ii) agreements, arrangements or understandings by the Company or any of its Subsidiaries, on the one hand, and any of their respective affiliates on the other hand, that involve continuing liabilities and obligations of the Company or its Subsidiaries.

          3.22 Key Personnel. To the Knowledge of the Company, as of the date of this Agreement none of the executive officers (other than Thomas J. Witt) or other key personnel of the Company and its Subsidiaries intends to terminate his or her employment with the Company or such Subsidiary other than by retirement in the ordinary course of such person's career.

          3.23 Brokers. Except for Morgan Keegan & Company, Inc., no broker, finder, investment banker or other person is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries, that is or will be payable by the Company or any of its Subsidiaries. The Company has previously delivered to Parent true and correct copies of the engagement letter of Morgan Keegan & Company, Inc.

          3.24 Opinion of Financial Advisor. The Company has received an opinion of Morgan Keegan & Company, Inc. to the effect that, as of the date of such opinion (and any update or "bring down" thereof), the Merger Consideration to be received by the stockholders of the Company in the Merger is fair, from a financial point of view, to the stockholders of the Company. The Company has delivered to Parent and the Bank a true and correct copy of such opinion together with all attachments thereto, and the Company will deliver to Parent and the Bank promptly upon its receipt thereof, a true and correct copy of all amendments, supplements, attachments, updates, and bring downs thereto. To the Company's Knowledge, such opinion remains in full force and effect. The Company has received the approval of Morgan Keegan & Company, Inc. to permit the inclusion of a copy of its written opinion in its entirety in the Proxy Statement.

          3.25 Company's Independent Investigation. The Company has undertaken an independent investigation, examination, analysis and verification of the Parent and the Purchaser and the Bank Commitment Letters (as defined below) and the Financing (as defined below). The Company has had the opportunity to visit with the Purchaser, Parent and the entities issuing the Bank Commitment Letters and has met with its and their respective representatives to discuss the foregoing matters. All materials and information requested by the Company have been provided to the Company to its reasonable satisfaction. The Company has undertaken the due diligence the Company deems adequate regarding all matters relating to this Agreement and the transactions contemplated herein, including that described above.

          3.26 Assurance of Auditors. Section 3.26 of the Disclosure Letter contains the engagement letter from KPMG LLP, the Company's independent registered public accounting firm, to the Company. Pursuant to such engagement letter, KPMG, LLP will consider executing and delivering, subject to customary representation letters and fees, at such time or times as the Company shall reasonably request, its consent to the inclusion or incorporation by reference of its report as independent auditor, with respect to any financial statements for which it served as the independent auditor, in any report, registration statement or other filing to be made by Parent or an affiliate of Parent with the Securities and Exchange Commission pursuant to the Securities Act or the Exchange Act in which such financial statements and report thereon are required to be included.

                                   ARTICLE IV

           REPRESENTATIONS AND WARRANTIES OF PARENT AND THE PURCHASER

     Except as is disclosed in the disclosure letter delivered to Company by Parent on or prior to the date hereof (the "Purchaser Disclosure Letter") and subject to Section 8.13, the Parent and the Purchaser represent and warrant to the Company, as of the date hereof, as follows:

          4.1 Organization.

               (a) Parent and Purchaser are each corporations duly organized, validly existing and in good standing under the Laws of the States of Tennessee and Nevada respectively, and each of Parent and the Purchaser has all requisite power and authority to own, lease, operate or use its properties and to carry on its business as now being conducted. Except as set forth in Section 4.1 of the Purchaser Disclosure Letter, each of Parent and the Purchaser is qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which such qualification or licensing is required except when the failure to be so qualified would not be reasonably expected, either individually or in the aggregate, to have a Material Adverse Effect on the Parent or Purchaser. Each of Parent and the Purchaser has previously delivered to the Company complete and correct copies of its organizational documents as currently in effect.

          4.2 Authorization; Validity of Agreement. Each of Parent and the Purchaser has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Parent and the Purchaser of this Agreement and the consummation by Parent and the Purchaser of the transactions contemplated hereby have been duly authorized by the board of directors of Parent and Purchaser and no other proceedings on the part of Parent or the Purchaser are necessary to authorize the execution, delivery and performance of this Agreement by Parent and the Purchaser and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and the Purchaser and, assuming due authorization, execution and delivery of this Agreement by the Company, is a valid and binding obligation of each of Parent and the Purchaser enforceable against it in accordance with its terms except that such enforceability (i) may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and (ii) is subject to general principles of equity (regardless of whether considered in a proceeding in equity or at law).

          4.3 No Violations; Consents and Approvals.

               (a) Neither the execution, delivery and performance of this Agreement by Parent and the Purchaser nor the consummation by Parent and the Purchaser of the transactions contemplated hereby will (i) violate any provision of the organizational documents of Parent or the Purchaser, (ii) except as set forth in Section 4.3(a) of the Purchaser Disclosure Letter, violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination, cancellation or amendment under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Parent or the Purchaser under, or result in the acceleration or trigger of any payment, time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, guarantee or other evidence of indebtedness, lease, license, contract, agreement, plan or other instrument or obligation to which Parent or the Purchaser is a party or by which Parent or the Purchaser or any of their respective properties or assets may be bound or affected or (iii) conflict with or violate any Law applicable to Parent or the Purchaser or any of their respective properties or assets; except in the case of clause (ii) or (iii) for such conflicts, violations, breaches, defaults or Liens which have been waived or which, individually or in the aggregate, would not have or result in a Material Adverse Effect on Parent or the Purchaser.

               (b) Assuming that the representations and warranties of the Company set forth in Section 3.4(b) are true and correct, no filing or registration with, declaration or notification to, or order, authorization, consent or approval of, any Governmental Entity or any other Person is required in connection with the execution, delivery and performance of this Agreement by Parent and the Purchaser or the consummation by Parent and the Purchaser of the transactions contemplated hereby, except (i) the filing of the Articles of Merger with the Secretary of State such other consents, approvals, orders, authorizations, notifications, registrations, declarations and filings the failure of which to be obtained or made individually or in the aggregate would not have or result in a Material Adverse Effect on Parent or the Purchaser.

          4.4 Information in Proxy Statement; Merger Documents. The information supplied by, and pertaining to, Parent and the Purchaser in writing for inclusion in the Proxy Statement (including any amendments or supplements thereto), or any other statement or schedule filed with the SEC by the Company, Parent or the Purchaser at the date mailed to stockholders and at the time of the Stockholders' Meeting, (i) will not make any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and any statement or schedule filed by Parent or the Purchaser and (ii) will comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder;

except that no representation is made by Parent or the Purchaser with respect to statements made in such statement or schedule based on information supplied to Parent and the Purchaser by the Company for inclusion in such statement or schedule.

          4.5 Broker. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or the Purchaser, that is or will be payable by the Company or any of its Subsidiaries other than following the occurrence of the Effective Time.

          4.6 Financing Commitments. An executed commitment letter from JPMorgan Chase Bank, N.A. and J.P. Morgan Securities Inc. (together, the "Bank"), dated as of March 22, 2007 (the "Bank Commitment Letters"), is included in Section 4.6(a) of the Purchaser Disclosure Letter. Pursuant to the Bank Commitment Letters and subject to the terms and conditions contained therein, the Bank has committed to provide financing sufficient to consummate the Merger (the "Financing"). The obligations to fund the commitments under the Bank Commitment Letters are not subject to any condition other than set forth in the Bank Commitment Letters. Parent and the Purchaser have no actual knowledge of any fact or occurrence existing on the date of this Agreement which in their good faith judgment would reasonably be expected to (i) make the material assumptions or statements set forth in the Bank Commitment Letters inaccurate, (ii) cause the Bank Commitment Letters to be ineffective or (iii) preclude in any material respect the satisfaction of the conditions set forth in the Bank Commitment Letters. As of the date hereof, the Bank Commitment Letters are in full force and effect and have not been amended in any material respect. To the knowledge of Parent and the Purchaser, the funds contemplated to be received pursuant to the Bank Commitment Letters, together with any additional funds from Parent, to be deposited in trust with the Paying Agent for the benefit of holders of Company Common Stock will be sufficient to consummate the Merger and to pay all related fees and Expenses. The fees that are due and payable under the Bank Commitment Letters (i) as of the date hereof have been paid in full and (ii) as of the Closing will be paid in full. Parent and Purchaser have no actual knowledge of any fact or occurrence existing on the date of this Agreement which in their good faith judgment would reasonably be expected to indicate that, upon consummation of the transactions contemplated by this Agreement, including the Financing, Parent, the Surviving Corporation, and their Subsidiaries, taken as a whole, will be insolvent, will be left with unreasonably small capital, will have incurred debts beyond their ability to pay such debts as they mature, or will have impaired capital.

          4.7 Ownership or Control of Shares. Neither Parent nor the Purchaser, individually or in association with others, has acquired Shares or taken any other action that would subject them or any of them to the provisions of Nevada's "Control Share Act", codified in NRS 78.378 to 78.3793. Neither Parent nor the Purchaser, nor any affiliate or associate of either, is a beneficial owner of Shares or has taken any other action that would cause either Parent or the Purchaser (or both) to be an "interested stockholder" under NRS 78.423 or to otherwise subject this Agreement or the Merger to the provisions of Nevada's "Business Combination Act" codified in NRS
78.411 through 78.444.

          4.8 Parent's and the Purchaser's Independent Investigation. Parent and the Purchaser have undertaken an independent investigation, examination, analysis and verification of the Company and its Subsidiaries, the Shares, the Assets, and the business, assets, liabilities, obligations, operations, financial condition and prospects of the Company and its Subsidiaries, including Parent's and the Purchaser's own estimate of the value of the Company and its Subsidiaries and the Assets. Parent and the Purchaser have had the opportunity to visit with the Company and its Subsidiaries and meet with its and their respective representatives to discuss the foregoing matters. All materials and information requested by Parent and the Purchaser have been provided to Parent and the Purchaser to its reasonable satisfaction. Parent and the Purchaser have undertaken the due diligence Parent and the Purchaser deems adequate regarding all matters relating to this Agreement and the transactions contemplated herein, including that described above.

                                    ARTICLE V

                                    COVENANTS

          5.1 Interim Operations of the Company. The Company covenants and agrees that during the period from the date of this Agreement until the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1, except as (y) expressly provided by this Agreement or (z) agreed to in writing by Parent, after the date hereof and prior to the Effective Time:

               (a) the business of the Company and its Subsidiaries shall be conducted only in the Ordinary Course of Business, and the Company shall use its commercially reasonable efforts to preserve intact its business organization and goodwill and the business organization and goodwill of its Subsidiaries and keep available the services of their current officers and employees and preserve and maintain existing relations with customers, suppliers, officers, employees and creditors;

               (b) the Company shall not, nor shall it permit any of its Subsidiaries to, (i) enter into any new line of business or (ii) incur or commit to any capital expenditures, or any obligations or liabilities in connection with any capital expenditures, other than capital expenditures and obligations or liabilities in such amounts not greater than one hundred ten percent (110%) of the amount of such capital expenditures and obligations or liabilities set forth in the Company's capital budget described in Section 5.1(b) of the Disclosure Letter (the "Capital Budget");

               (c) the Company shall not, nor shall it permit any of its Subsidiaries to, amend its articles of incorporation or bylaws, except as contemplated by the transactions contemplated hereby;

               (d) the Company shall not, nor shall it permit any of its Subsidiaries to, declare, set aside or pay any dividend or other distribution, whether payable in cash, stock or any other property or right, with respect to its capital stock; and the Company shall not, nor shall it permit any of it Subsidiaries to, (i) adjust, split, combine or reclassify any capital stock or issue, grant, sell, transfer, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class or of any other such securities or agreements of the Company or any of its Subsidiaries, other than issuances of shares of Company Common Stock pursuant to securities, options, warrants, calls, commitments or rights existing at the date hereof and previously disclosed to Parent in writing; or (ii) redeem, purchase or otherwise acquire directly or indirectly any of its capital stock or any other securities or agreements of the type described in clause (i) of this Section 5.1(d);

               (e) the Company shall not, nor shall it permit any of its Subsidiaries to, (i) except for normal increases in the Ordinary Course of Business with respect to non-officer employees, grant any increase in the compensation or benefits payable or to become payable by the Company or any of its Subsidiaries to any employee; (ii) adopt, enter into, amend or otherwise increase, or accelerate the payment or vesting of the amounts, benefits or rights payable or accrued or to become payable or accrued under any compensation, severance, retention, other similar profit sharing, stock option or equity-linked pension or retirement plan, program agreement or arrangement; or (iii) enter into or amend any employment or severance agreement or, except in accordance with existing contracts or agreements disclosed in Section 3.13 of the Disclosure Letter, grant any severance or termination pay to any officer, director or employee of the Company or any of its Subsidiaries;

               (f) the Company shall not, nor shall it permit any of its Subsidiaries to, change the accounting principles used by it unless required due to changes in GAAP or by Regulation S-X under the Exchange Act;

               (g) the Company shall not, nor shall it permit any of its Subsidiaries to, make any acquisition, whether by purchase of stock or assets, of any Person or any division or business of any Person;

               (h) the Company shall not, nor shall it permit any of its Subsidiaries to, sell, lease, exchange, transfer or otherwise dispose of, or agree to sell, lease, exchange, transfer or otherwise dispose of, any of the Assets, except (i) for tractors and trailers in accordance with the Capital Budget or (ii) in the Ordinary Course of Business;

               (i) the Company shall not, nor shall it permit any of its Subsidiaries to, mortgage, pledge, hypothecate, grant any security interest in, or otherwise subject to any other Lien other than Permitted Liens, any of the Assets;

               (j) the Company shall not, nor shall it permit any of its Subsidiaries to, (i) pay, discharge or satisfy any material claims (including claims of stockholders), liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) where such payment, discharge or satisfaction would require any material payment except for the payment, discharge or satisfaction of liabilities or obligations in accordance with the terms of Material Contracts as in effect on the date hereof, or (ii) compromise, settle, grant any waiver or release relating to or otherwise adjust any material Litigation (other than the settlement of any Litigation described in Section 5.1(j) of the Disclosure Letter) outside the limits of any reserves set aside specifically for such settled Litigation;

               (k) the Company shall not, nor shall it permit any of its Subsidiaries to, engage in any transaction with, or enter into any agreement, arrangement, or understanding with, directly or indirectly, any of the Company's affiliates other than pursuant to agreements in force on the date of this Agreement as set forth in Section 3.21 of the Disclosure Letter;

               (l) the Company and its Subsidiaries shall not make or change any Tax election, amend any Return or settle or compromise any Tax liability;

               (m) the Company shall not, and shall not permit any of its Subsidiaries to, take any action that would, or would reasonably be expected to, result in (i) any of its representations and warranties set forth in this Agreement becoming untrue in any respect, (ii) any of the conditions to the Merger set forth in Article VI not being satisfied, or (iii) a Material Adverse Effect on the Company;

               (n) the Company shall not, and shall not permit any of its Subsidiaries to, adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger) or any agreement relating to an Acquisition Proposal, except as provided for in
Section 5.2;

               (o) the Company shall not, and shall not permit any of its Subsidiaries to, (i) incur or assume any indebtedness or off-balance sheet financing obligations; (ii) incur or modify any material indebtedness or other liability; (iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person; (iv) make any loans, advances or capital contributions to, or investments in, any other Person (other than to wholly owned Subsidiaries of the Company, or by such Subsidiaries to the Company, or customary loans or advances to employees in accordance with past practice; or (v) enter into any material commitment or transaction, except, in the case of clauses (i) through (v), (x) in accordance with the Capital Budget, (y) in the Ordinary Course of Business, or (z) if not covered in the Capital Budget, in amounts not exceeding $100,000 individually or $1,000,000 in the aggregate;

               (p) the Company shall not, and shall not permit any of its Subsidiaries to, enter into any agreement, understanding or commitment that materially restrains, limits or impedes the Company's or any of its Subsidiaries' ability to compete with or conduct any business or line of business, including geographic limitations on the Company's or any of its Subsidiaries' activities;

               (q) the Company shall not, and shall not permit any of its Subsidiaries to, modify, amend or terminate any Material Contract or enter into any contract that would be a Material Contract if entered into prior to the date hereof, or waive or assign any of its rights or claims; and

               (r) the Company shall not, nor shall it permit any of its Subsidiaries to, enter into an agreement, contract, commitment or arrangement to do any of the foregoing.

          5.2 Acquisition Proposals.

               (a) The Company agrees that, except as expressly contemplated by this Agreement, neither it nor any of its Subsidiaries shall, and the Company shall, and shall cause its Subsidiaries to, cause their respective officers, directors, investment bankers, attorneys, accountants, financial advisors, agents or other representatives not to (x) directly or indirectly initiate, solicit, knowingly encourage or facilitate any inquiries or the making or submission of any proposal that is reasonably likely to result in an Acquisition Proposal, (y) participate or engage in discussions or negotiations with, or disclose any non-public information or data relating to the Company or any of its Subsidiaries or afford access to the properties, books or records of the Company or any of its Subsidiaries to, any Person that has made an Acquisition Proposal or to any Person in contemplation of an Acquisition Proposal, or (z) accept an Acquisition Proposal or enter into any agreement, including any letter of intent or agreement in principle (other than an Acceptable Confidentiality Agreement in circumstances contemplated in the next sentence) providing for or relating to an Acquisition Proposal (an "Alternative Definitive Agreement"). Notwithstanding the foregoing, the Company and the Board may take the actions described in clause (y) and (z) of this Section 5.2(a) with respect to a third party at any time prior to the holding of the vote of the Company's stockholders to adopt the Merger Agreement if prior to such vote (A) the Company receives a bona fide unsolicited written proposal from such third party, (B) the Board (or a committee of the Board) determines in good faith that such proposal is reasonably likely to result in a Superior Proposal, after consultation with its financial advisors, (and such Acquisition Proposal was not solicited, knowingly encouraged or facilitated by the Company or any of its Subsidiaries or any of their respective officers, directors, investment bankers, attorneys, accountants, financial advisors, agents or other representatives), (C) the Board determines in good faith, after consultation with its outside counsel, that participating in such negotiations or discussions or furnishing such information or data to such third party is required by the Board's fiduciary duties, provided that the Company shall not deliver any information to such third party without entering into a confidentiality agreement on terms no less favorable to the Company than the Confidentiality Agreement (an "Acceptable Confidentiality Agreement"), (D) (i) the Board provides a written notice to Parent (a "Notice of Superior Proposal") advising Parent that the Board or a committee thereof has received a Superior Proposal, and specifying the material terms and conditions of such Superior Proposal, identifying the Person or group making such Superior Proposal, except if any confidentiality agreement in effect prior to the execution of this Agreement precludes such identification, and (ii) the Company and the Board do not take such actions described in clause (z) until the third Business Day after receipt of a Notice of Superior Proposal by Parent, and (E) in the case of clause (z) of this Section 5.2(a), the Company terminates this Agreement pursuant to Section 7.1(f) and complies with its obligations under
Section 8.1, provided, however, the Company shall not be entitled to terminate this Agreement pursuant to Section 7.1(f) unless and until the Company has paid the Termination Fee and reimbursed Expenses pursuant to Section 8.1. Nothing contained in this Section 5.2 shall prohibit the Company or the Board from taking and disclosing to the Company's stockholders a position with respect to an Acquisition Proposal pursuant to Rule 14d-9 or 14e-2(a) promulgated under the Exchange Act or from making any similar disclosure, in either case to the extent required by applicable Law, provided that such disclosure states that no action will be taken by the Board or any committee thereof in violation of this Section 5.2.

               (b) Neither the Board nor any committee thereof shall directly or indirectly (i) (A) withdraw (or amend or modify in a manner adverse to Parent or the Purchaser), or publicly propose to withdraw (or amend or modify in a manner adverse to Parent or the Purchaser), the approval or recommendation by the Board or any such committee thereof of this Agreement, the Merger or the other transactions contemplated by this Agreement or (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Acquisition Proposal (any action described in this clause (i) being referred to as an "Adverse Recommendation Change"). Notwithstanding the foregoing, at any time prior to obtaining the Required Vote, and subject to the Company's compliance at all times with the provisions of this Section 5.2 and Section 5.6, the Board may make an Adverse Recommendation Change after the Company has received an unsolicited Acquisition Proposal that it determines in good faith is a Superior Proposal and the Board (x) provides Notice of Superior Proposal advising Parent that the Board or a committee thereof has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal, identifying the Person or group making such Superior Proposal, except if any confidentiality agreement in effect prior to the execution of this Agreement precludes such identification, and (y) determines in good faith (1), based on the advice of its financial advisors that any transaction agreed to by Parent in writing received by the Company prior to the Adverse Recommendation Change is not at least as favorable to the Company and its stockholders from a financial point of view (taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and identity of the offeror and the financial capacity of the offeror to consummate the transaction) as the Superior Proposal and (2), after consultation with its outside counsel that making such Adverse Recommendation Change is required by the fiduciary duties of the Board; provided, however, that (I) neither the Board nor any committee thereof may make an Adverse Recommendation Change until the third Business Day after receipt of a Notice of Superior Proposal by Parent,
(II) any change in the financial or other material terms of a Superior Proposal shall require a new Notice of Superior Proposal and a new three Business Day period under this Section 5.2(b), and (III) the Company shall not be entitled to enter into an Alternative Definitive Agreement with respect to a Superior Proposal at the time of termination pursuant to Section 7.1(e) or Section 7.1(f) unless and until the Company has paid the Termination Fee and reimbursed Expenses up to an amount not in excess of $750,000 to Parent pursuant to Section
8.1 and this Agreement is terminated by its terms pursuant to Section 7.1(e) or
Section 7.1(f).

               (c) The Company agrees to advise Parent in writing promptly (but in no event more than 24 hours) after receipt thereof of any request for information or any Acquisition Proposal received from any Person, or any communications with respect to any Acquisition Proposal, and the terms and conditions of such request, Acquisition Proposal, or communications, and the Company shall promptly provide to Parent copies of any written materials received by the Company in connection with any of the foregoing, and the identity of the Person or group making any such request, Acquisition Proposal or communications, except if any confidentiality agreement in effect prior to the execution of this Agreement precludes such identification. The Company agrees that it shall simultaneously provide to Parent any non-public information concerning the Company provided to any other Person or group in connection with any Acquisition Proposal which was not previously provided to Parent. The Company shall keep Parent fully informed of the status of any Acquisition Proposals (including the identity of the parties, except if any confidentiality agreement in effect prior to the execution of this Agreement precludes such identification, and price involved and any changes to any terms and conditions thereof). The Company agrees not to release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which the Company is a party, except standstill provisions in any confidentiality agreements in effect prior to the execution of this Agreement or any Acceptable Confidentiality Agreements if the Company is otherwise permitted under Section 5.2(a) to take any actions described in Section 5.2(a)(y) or (z), and will use its commercially reasonable efforts to enforce any such agreement at the request of or on behalf of Parent, including initiating and prosecuting litigation seeking appropriate equitable relief (where available) and, to the extent applicable, damages.

               (d) For purposes of this Agreement, "Acquisition Proposal" shall mean any bona fide proposal made by a third party, whether or not in writing, for the (i) direct or indirect acquisition or purchase of a business or assets that constitutes 10% or more of the net revenues, net income or the assets (based on the fair market value thereof) of the Company and its Subsidiaries, taken as a whole, (ii) direct or indirect acquisition or purchase of 10% or more of any class of equity securities or capital stock of the Company or any of its Subsidiaries whose business constitutes 10% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, (iii) merger, consolidation, restructuring, transfer of assets or other business combination, sale of shares of capital stock, tender offer, exchange offer, recapitalization, or other similar transaction that if consummated would result in any Person or Persons beneficially owning 10% or more of any class of equity securities of the Company or any of its Subsidiaries whose business constitutes 10% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, other than the transactions contemplated by this Agreement. The term "Superior Proposal" shall mean any bona fide written Acquisition Proposal (provided that for purposes of this definition, references to "10% or more" in the definition of "Acquisition Proposal" shall instead be deemed to be references to "at least a majority") that was not solicited by the Company or any of its Subsidiaries or any of their respective officers, directors, investment bankers, attorneys, accountants, financial advisors, agents or other representatives, which a majority of the Board determines in good faith after receiving the advice of its independent financial and legal advisors, and after taking into account all terms and conditions of such Acquisition Proposal, including all legal, financial, regulatory, timing and other aspects of the Acquisition Proposal and the party making such Acquisition Proposal (including the conditions precedent to (or other conditionality in respect of) consummation of such Acquisition Proposal relative to those required pursuant to this Agreement, to be superior to the Company and its stockholders (in their capacity as stockholders) from a financial point of view as compared to the transactions contemplated hereby and to any alternative transaction agreed to by Parent in writing received by the Company prior to an Adverse Recommendation Change pursuant to Section 5.2(b).

               (e) Immediately after the execution and delivery of this Agreement, the Company and its Subsidiaries will, and will instruct their respective officers, directors, employees, investment bankers, attorneys, accountants, financial advisors, and other agents and other representatives to, cease and terminate any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any possible Acquisition Proposal. The Company agrees that it shall (i) take the necessary steps to promptly inform its officers, directors, investments bankers, attorneys, accountants, financial advisors, agents or other representatives involved in the transactions contemplated by this Agreement of the obligations undertaken in
Section 5.2(a) and (ii) request each Person who has heretofore executed a confidentiality agreement on or after July 1, 2006, in connection with such Person's consideration of acquiring the Company or any portion thereof to return or destroy (which destruction shall be certified in writing by an executive officer of such Person) all confidential information heretofore furnished to such Person by or on its behalf.

          5.3 Takeover Statute. If any "moratorium," "control share," "fair price," or other antitakeover laws shall become applicable to the Merger or any of the other transactions contemplated by this Agreement, then the Board shall, to the extent permitted or allowed by NRS, use its reasonable best efforts to grant such approvals and to take such actions as necessary so that the Merger or any of the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to act to eliminate the effects of such laws on the transactions contemplated by this Agreement.

          5.4 Access to Information and Properties.

               (a) From the date of this Agreement until the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, (i) afford to the Purchaser and its authorized representatives, including consultants, advisors, lenders and financing sources, reasonable access during normal business hours upon reasonable prior written notice to all of its premises, properties (including for purposes of environmental testing), contracts, commitments, data, books and records and personnel and (ii) shall use its reasonable efforts to cause its customers, suppliers, lenders and other creditors to be available to the Purchaser, in order that the Purchaser may have an opportunity to make such investigation as it shall reasonably deem necessary of the Company's and its Subsidiaries' respective affairs; provided that such investigation shall not affect the representations and warranties made by the Company in this Agreement. In addition, during such period, the Company shall, and shall cause each of its Subsidiaries to, furnish promptly to the Purchaser (y) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws and (z) all other information concerning its business, properties and personnel as the Purchaser may reasonably request. Until the Effective Time, the Purchaser will hold any such information in accordance with the provisions of the confidentiality agreement between the Company and the Parent (the "Confidentiality Agreement").

               (b) From the date of this Agreement until the Effective Time, the Company shall use its reasonable efforts to keep the Parent and Purchaser updated as to the status of the business of the Company and its Subsidiaries taken as a whole and shall afford the Parent and the Purchaser reasonable access to its management, attorneys, accountants, investment bankers, lenders and other creditors in order to allow Parent and Purchaser to make such investigation as it shall reasonably deem necessary of the Company's and its Subsidiaries' respective affairs and provide any relevant information concerning the Company's and its Subsidiaries' business, properties and personnel as the Parent may reasonably request. In addition, the Company will use its commercially reasonable efforts to facilitate contacts between the Parent and the lenders to the

Company and its Subsidiaries for the purposes of attempting to obtain such waivers or consents as may be required to prevent financing provided by such lenders from being accelerated as a result of "change in control" or similar provisions.

          5.5 Further Action; Reasonable Efforts.

               (a) Upon the terms and subject to the conditions herein provided, each of the parties hereto agrees to use its reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement, including using reasonable efforts to satisfy the conditions precedent to the obligations of any of the parties hereto, to obtain all necessary authorizations, consents and approvals, and to effect all necessary registrations and filings and to assist Parent and the Purchaser in obtaining financing. Each of the parties hereto will furnish to the other parties such necessary information and reasonable assistance as such other parties may reasonably request in connection with the foregoing and will provide the other parties with copies of all filings made by such party with any Governmental Entity or any other information supplied by such party to a Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

               (b) Parent shall use its commercially reasonable efforts to finalize and consummate the Financing to consummate the Merger. Parent shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to finalize and consummate the Financing and provide copies of all documents related to the financing to the Company.

               (c) The Company agrees to, and to cause its Subsidiaries and its and their respective officers, employees, advisors and accountants to, reasonably cooperate with Parent and its affiliates in connection with the arrangement of all financing to be consummated prior to or contemporaneously with the Closing in respect of the transactions contemplated by this Agreement, including participation in meetings, due diligence sessions, road shows, the preparation of offering memoranda, private placement memoranda, and similar documents, and obtaining all such letters from legal, accounting, and financial advisors as may be customary, all of such items as may be reasonably requested by Parent. In conjunction with the obtaining of any such financing, the Company agrees, at the reasonable request of Parent, to call for prepayment or redemption, or to prepay or redeem, or to attempt to renegotiate the terms of, any then existing indebtedness for borrowed money of the Company; provided, however, that no such prepayment or redemption or call for prepayment or redemption or renegotiated terms shall actually be made or become effective (nor shall the Company be required to incur any liability in respect of any such prepayment or redemption or call therefore or renegotiation thereof) prior to the Effective Time.

               (d) In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers or directors of the Surviving Corporation shall take or cause to be taken all such necessary action.

               (e) Notwithstanding the foregoing provisions of this Section 5.5, neither Parent nor the Purchaser shall be required to accept, as a condition to obtaining any required approval or resolving any objection of any Governmental Entity, any requirement to divest or hold separate or in trust (or the imposition of any other condition or restriction with respect to) any assets or operations of Parent, the Purchaser or any of their respective affiliates or any of the respective businesses of the Company or any of its Subsidiaries, the Assets or the Real Property.

          5.6 Proxy Statement; Stockholders' Meeting.

               (a) As soon as reasonably practicable following the date of this Agreement the Company shall prepare and file with the SEC a proxy statement (together with any amendments or supplements thereto, the "Proxy Statement") in connection with the Merger, and the parties shall file, if necessary, any other statement or schedule relating to this Agreement and the transactions contemplated hereby; provided, however, that the Company shall not be in breach of this Section 5.6 if Parent shall fail to provide any information reasonably necessary for the preparation of the Proxy Statement. Each of the Company, Parent and the Purchaser shall use their respective reasonable efforts to furnish the information required to be included by the SEC in the Proxy Statement and any such statement or schedule. After consultation with Parent, the Company shall respond promptly to any comments made by the SEC with respect to the Proxy Statement and cause a definitive Proxy Statement to be mailed to its stockholders, and the parties shall respond promptly to any comments with respect to any other statement or schedule filed by them. No filing of, or amendment or supplement to, the Proxy Statement or any other statement or schedule will be made by the Company without providing Parent a reasonable opportunity to review and comment thereon, and no filing of any statement or schedule will be made by Parent or the Purchaser without providing the Company a reasonable opportunity to review and comment thereon. If at any time after the date the Proxy Statement is mailed to the Company's stockholders and prior to the Stockholders' Meeting any information relating to the Company, Parent, the Purchaser or any of their respective affiliates, officers or directors, should be discovered by the Company, Parent or the Purchaser which is required to be set forth in an amendment or supplement to the Proxy Statement or any other statement or schedule, so that none of the Proxy Statement and any such statement or schedule will include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of the Company.

               (b) Each of Parent and the Purchaser agrees that (i) it will promptly provide the Company with all information concerning Parent and the Purchaser necessary or reasonably appropriate to be included in the Proxy Statement and (ii) at the Stockholders' Meeting, if held, or any postponement or adjournment thereof (or at any other meeting at which the Merger or this Agreement are considered by stockholders), it will vote, or cause to be voted, all of the Shares over which it or any of its Subsidiaries has voting control, if any, in favor of the approval and adoption of this Agreement and the transactions contemplated hereby.

               (c) The Company, acting through the Board, shall, in accordance with its articles of incorporation and bylaws and with applicable Law, promptly and duly call, give notice of, convene and hold, as soon as practicable following the date upon which the Proxy Statement is cleared by the SEC, a special or annual meeting of its stockholders for the purpose of considering and taking action upon this Agreement (the "Stockholders' Meeting"), and shall except as otherwise provided in Section 5.2(b), (i) recommend adoption of this Agreement and include in the Proxy Statement such recommendation and (ii) use its reasonable efforts to solicit and obtain such adoption. Notwithstanding any withdrawal, amendment or modification by the Board or any committee thereof of its recommendation of this Agreement in accordance with Section 5.2(b) or the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal, or any other fact or circumstance, this Agreement, unless it shall have been terminated pursuant to Section 7.1(f) or otherwise, shall be submitted to the stockholders of the Company at the Stockholders' Meeting as promptly as practicable for the purpose of allowing the stockholders to vote upon adoption of this Agreement.

               (d) Anything to the contrary notwithstanding, no obligation of the Company or the Board under Section 5.6(c) shall be imposed if inconsistent with or in violation of NRS 92A.120(10) or Section 3.3(e).

               (e) In accordance with NRS 92A.410, the notice of the Stockholders' Meeting shall state that holders of Class B Stock may be entitled to dissenters' rights under NRS 92A.300 through 92A.500, inclusive, and be accompanied by a copy of those sections.

          5.7 Notification of Certain Matters. The Company shall give prompt notice to Parent of (i) any representation or warranty made by the Company becoming untrue or inaccurate in such respect that the condition set forth in
Section 6.3(a) would not be satisfied or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

          5.8 Directors' and Officers' Indemnification and Insurance.

               (a) After the Effective Time, the Surviving Corporation shall indemnify, defend and hold harmless the present and former officers, directors, employees and agents of the Company and any of its Subsidiaries in such capacities ("Indemnified Parties") to the fullest extent permitted by applicable Law against any losses, damages, expenses or liabilities resulting from any claim, liability, loss, damage, cost or expense, asserted against, or incurred by, an Indemnified Party that is based on the fact that such Indemnified Party is or was a director, officer, employee or agent of the Company or any of its Subsidiaries and arising out of actions or omissions or alleged actions or omissions occurring at or prior to the Effective Time.

               (b) In the event any Indemnified Party becomes involved in any capacity in any action, proceeding or investigation based in whole or in part on, or arising in whole or in part out of, any matter, including the transactions contemplated hereby, existing or occurring at or prior to the Effective Time, for which the Indemnified Party intends to seek Indemnity from the Surviving Corporation (i) the Surviving Corporation shall have the right to assume the defense thereof and upon such assumption the Surviving Corporation shall not be liable to such Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, except that if the Surviving Corporation elects not to assume such defense or counsel for such Indemnified Party reasonably advises that there are issues that raise or may raise conflicts of interest between the Surviving Corporation and such Indemnified Party, such Indemnified Party may retain one counsel reasonably satisfactory to the Surviving Corporation after consultation with the Surviving Corporation, and the Surviving Corporation shall pay the reasonable fees and expenses of such counsel for such Indemnified Party, (ii) the Surviving Corporation shall in all cases be obligated pursuant to this Section 5.8(b) to pay for only one firm of counsel for all Indemnified Parties, (iii) the Surviving Corporation shall not be liable for any settlement effected without its prior written consent, which shall not be unreasonably withheld, and (iv) the Surviving Corporation shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law. Any Indemnified Party wishing to claim Indemnification under this Section 5.8, upon learning of any such claim, action, suit, proceeding or investigation, shall notify promptly the Surviving Corporation thereof, provided that the failure to so notify shall not affect the obligations of the Surviving Corporation under this Section 5.8 except to the extent such failure to notify prejudices the Surviving Corporation.

               (c) Copies of all relevant policies, endorsements, and premium notices relating to the Company's current directors' and officers' insurance coverage ("D & O Coverage") have been provided to Parent. The Surviving Corporation shall maintain

D & O Coverage for a period of six years after the Effective Time, covering the directors and officers of the Company and its Subsidiaries who as of the Effective Time are covered by the Company's existing D & O Coverage with respect to claims arising from facts or events that occurred before the Effective Time, on terms and conditions substantially similar to those in effect on the date hereof; provided, however, that the aggregate annual premiums for such insurance at any time during such period shall not exceed 200% of the per annum rate of premium currently paid by the Company and its Subsidiaries under the D & O Coverage, and in the event the premium exceeds such amount, the coverage may be reduced to the amount obtainable within such maximum premium cost.

          5.9 Publicity. Neither the Company, Parent, the Purchaser nor any of their respective affiliates shall issue or cause the publication of any press release or other announcement with respect to this Agreement, the Merger or the other transactions contemplated by this Agreement without the prior consultation of the other party, except to the extent required by applicable Law or rules of the Nasdaq Stock Market.

          5.10 Ownership or Control of Shares. Neither Parent nor the Purchaser, individually or in association with others, shall acquire Shares or take any other action that would subject them or any of them to the provisions of Nevada's "Control Share Act", codified in NRS 78.378 to 78.3793. Neither Parent nor the Purchaser, nor any affiliate or associate of either, shall take any action prior to Closing that would make them a beneficial owner of Shares or take any other action that would cause either Parent or the Purchaser (or both) to be an "interested stockholder" under NRS 78.423 or to otherwise subject this Agreement or the Merger to the provisions of Nevada's "Business Combination Act" codified in NRS 78.411 through 78.444.

          5.11 Waiver of Right to Repurchase and Refund Benefit. Other than with respect to any employee who is not employed by the Company immediately prior to the Effective Time, Parent and the Purchaser shall not enforce and hereby waive, and shall cause the Surviving Corporation and its board of directors to refrain from enforcing and to waive, any right in any Stock Option Plan to repurchase any Stock Options or to demand the refund of any benefits received by any employee, consultant or director of the Company after such person's exercise of any Stock Option, including the rights of the Surviving Corporation and its board of directors under Sections 13 and 14 of any stock option agreement made pursuant to the Company Incentive Stock Plan, as amended, or the Company New Employee Incentive Stock Plan, respectively. Any current or former holder of any Stock Option under any Stock Option Plan is an express third party beneficiary of all of the covenants and obligations of Parent and the Purchaser under this
Section 5.11, and shall have any independent right to assert a breach of this
Section 5.11.

                                   ARTICLE VI

                                   CONDITIONS

          6.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any or all of which may be waived by the parties hereto in writing as provided in Section 8.2(b), in whole or in part, to the extent permitted by applicable
Law):

               (a) No statute, rule, order, decree or regulation shall have been enacted or promulgated, and no action shall have been taken, by any Governmental Entity of competent jurisdiction which temporarily, preliminarily or permanently restrains, precludes, enjoins or otherwise prohibits the consummation of the Merger or makes the Merger illegal;

               (b) This Agreement shall have been adopted by the Required Vote; and

               (c) Other than filing the Articles of Merger in accordance with the NRS, all authorizations, consents and approvals of all Governmental Entities required to be obtained prior to consummation of the Merger shall have been obtained, except for such authorizations, consents, and approvals the failure of which to be obtained, individually or in the aggregate, would not have or result in a Material Adverse Effect on any party to this Agreement.

          6.2 Conditions to the Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is further subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions (any or all of which may be waived by the parties hereto in writing as provided in Section 8.2(b), in whole or in part, to the extent permitted by applicable Law):

               (a) The representations and warranties of each of Parent and the Purchaser contained in this Agreement shall be true and correct in all material respects both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date) and the Company shall have received a certificate signed on behalf of each of Parent and the Purchaser by the Chief Executive Officer of each of Parent and the Purchaser to such effect; and

               (b) Each of Parent and the Purchaser shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Effective Time pursuant to the terms hereof, and the Company shall have received a certificate signed on behalf of each of Parent and the Purchaser by the Chief Executive Officer of each of Parent and the Purchaser to such effect.

          6.3 Conditions to Obligations of Parent and the Purchaser to Effect the Merger. The obligations of Parent and the Purchaser to effect the Merger are further subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions (any or all of which may be waived by the parties hereto in writing as provided in Section 8.2(b), in whole or in part, to the extent permitted by applicable Law):

               (a) (i) The representations and warranties of the Company set forth in Sections 3.2 through 3.5 and 3.23 shall be true and correct in all material respects both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); and (ii) the representations and warranties of the Company set forth in this Agreement (other than the representations and warranties set forth in Sections 3.2 through 3.5 and 3.23) shall be true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein) when made and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Purchaser shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to the foregoing effect;

               (b) The Company shall have performed in all material respects each of its obligations under this Agreement required to be performed by it at or prior to the Effective Time pursuant to the terms hereof, and the Purchaser shall have received a certificate signed on behalf of the Company by the Chief Executive Officer to such effect;

               (c) There shall not be pending any suit, action or proceeding (i) seeking to prohibit or limit in any material respect the ownership or operation by the Company, Parent, the Purchaser or any of their respective affiliates of a substantial portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or to require any such Person to dispose of or hold separate any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, as a result of the Merger or any of the other transactions contemplated by this Agreement, or (ii) seeking to restrain, preclude, enjoin or prohibit the Merger or any of the other transactions contemplated by this Agreement;

               (d) All material consents and approvals of any Person necessary to the consummation of the Merger and any other transactions contemplated by this Agreement that are set forth in Section 6.3(d) of the Disclosure Letter;

               (e) The Company shall have delivered to Parent the notices of resignation of each of the then-current members of the Board, and each such resignation shall be effective as of the Effective Time;

               (f) There shall have been no event or series of events that have had, or would reasonably be expected to have, a Material Adverse Effect on the Company;

               (g) All amounts owed to the Company or its Subsidiaries by any Affiliate or family member thereof shall have been repaid in full; and

               (h) No holder of Class B Stock shall have exercised, or given notice of their intent to exercise, his, her, or its dissenters' rights.

                                   ARTICLE VII

                                   TERMINATION

          7.1 Termination. Notwithstanding anything herein to the contrary, this Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after stockholder adoption of this
Agreement:

               (a) By the mutual consent of Parent and the Company in a written instrument;

               (b) By either the Company or Parent upon written notice to the other party, if:

                    (i) the Merger shall not have been consummated on or before the date 180 days after the date of this Agreement (the "Outside Date"); provided that the right to terminate this Agreement pursuant to this
     Section 7.1(b)(i) shall not be available to a party whose failure to fulfill any material obligation under this Agreement or other material breach of this Agreement has been the cause of, or resulted in, the failure of the Merger to have been consummated on or before such date;

                    (ii) any Governmental Entity shall have issued a statute, rule, order, decree or regulation or taken any other action (which statute, rule, order, decree, regulation or other action the parties hereto shall have used their commercially reasonable efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting consummation of the Merger or making the

     Merger illegal and such statute, rule, order, decree, regulation or other action shall have become final and non-appealable (provided that the terminating party is not then in breach of Section 5.5); or

                    (iii) the stockholders of the Company fail to adopt this Agreement by the Required Vote at the Stockholders' Meeting (including any postponement or adjournment thereof); (provided that the Company shall not be entitled to terminate this Agreement pursuant to this Section 7.1(b)(iii) if it has breached in any material respect any of its obligations under Section 5.2 or Section 5.6);

               (c) By Parent if there shall have been a material violation or breach of or any inaccuracy in any of the representations, warranties, covenants or agreements of the Company that (i) has rendered the satisfaction of any condition to the obligations of the Parent impossible and such violation or breach has not been waived by Parent and (ii) has not been cured within 30 days following receipt by the Company of written notice of such breach from Parent, or which breach, by its nature, cannot be cured prior to the Outside Date (provided that Parent is not then in material breach of any representation, warranty, covenant or other agreement contained herein);

               (d) By the Company if there shall have been a material violation or breach of or any inaccuracy in any of the representations, warranties, covenants or agreements of Parent that (i) has rendered the satisfaction of any condition to the obligations of the Company impossible and such violation or breach has not been waived by the Company and (ii) has not been cured within 30 days following receipt by Parent of written notice of such breach from the Company, or which breach, by its nature, cannot be cured prior to the Outside Date (provided that the Company is not then in material breach of any representation, warranty, covenant or other agreement contained herein);

               (e) By Parent, upon written notice to the Company, if (i) the Board or any committee thereof shall have made an Adverse Recommendation Change,
(ii) the Company shall have entered into an Alternative Definitive Agreement,
(iii) the Company shall have failed to hold the Stockholders Meeting at least two (2) business days prior to the Outside Date or removed this Agreement from consideration at the Stockholders Meeting in the absence of (i) or (ii) and in reliance upon Section 5.6(d), or (iv) the Company or the Board or any committee thereof shall have resolved to do any of the foregoing; or

               (f) By Company, upon written notice to Parent, if the Board shall resolve to enter into, subject to the terms of this Agreement, including Sections 5.2 and 8.1, an Alternative Definitive Agreement; provided, that Company shall not be permitted to terminate this Agreement pursuant to this
Section 7.1(f) unless Company shall have complied with its obligations under
Section 5.2 and shall have paid the

Termination Fee and the Expenses pursuant to Section 8.1, and the entering into such other definitive agreement is otherwise permitted by Section 5.2.

          7.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall forthwith be given by the terminating party to the other parties specifying the provision hereof pursuant to which such termination is made, and except as provided in this Section 7.2, this Agreement shall forthwith become null and void after the expiration of any applicable period following such notice. In the event of such termination, there shall be no liability on the part of Parent, the Purchaser or the Company, except as set forth in Section 8.1, and except with respect to the requirement to comply with the Confidentiality Agreement; provided that nothing herein shall relieve any party from any liability or obligation with respect to any willful breach of this Agreement prior to its termination.

                                  ARTICLE VIII

                                  MISCELLANEOUS

          8.1 Fees and Expenses.

               (a) Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses, except as provided in Sections 8.1(b), 8.1(c), and 8.1(e).

               (b) If this Agreement is terminated by Parent pursuant to Section 7.1(e) or the Company pursuant to Section 7.1(f), then the Company shall (i) reimburse Parent for all of the Expenses of Parent and the Purchaser up to an amount not in excess of U.S. $750,000 and (ii) pay to Parent in immediately available funds a termination fee in an amount equal to U.S. $1,500,000 (the "Termination Fee"); provided, however, that the effectiveness of the Company's termination of this Agreement pursuant to Section 7.1(f) shall be conditioned on the Company reimbursing Parent for all of the Expenses of Parent and the Purchaser up to an amount not in excess of U.S. $750,000 and paying the Termination Fee.

               (c) In the event that (i) an Acquisition Proposal has been proposed by any Person (other than Parent and the Purchaser or any of their respective affiliates) or any Person has announced its intention (whether or not conditional) to make an Acquisition Proposal or an Acquisition Proposal or such intention has otherwise become known to the Company's directors or officers, or its stockholders generally and (ii) thereafter this Agreement is terminated (1) by Parent pursuant to Section 7.1(b)(i) if at such time the Company had failed to fulfill any material obligation under this Agreement or was in material breach of this Agreement, (2) by the Company or Parent pursuant to Section 7.1(b)(iii), or (3) by Parent pursuant to Section 7.1(c), then the

Company shall reimburse Parent for all of the Expenses of Parent and the Purchaser up to an amount not in excess of U.S. $750,000. Furthermore, if (x) the events in clauses (i) and (ii) in the first sentence of this Section 8.1(c) occur and (y) within 12 months after the termination of this Agreement the Company or any of its Subsidiaries (1) enters into an Alternative Definitive Agreement pursuant to which an Acquisition Proposal is consummated within or after such 12-month period, or (2) consummates an Acquisition Proposal, then the Company shall pay Parent the Termination Fee upon consummation of such Acquisition Proposal and, in addition, if this Agreement was terminated by Parent pursuant to Section 7.1(b)(i) but the Company did not reimburse Parent for all of the expenses of Parent and the Purchaser (up to an amount not in excess of U.S. $750,000) because at such time the Company had not failed to fulfill any material obligation under this Agreement or was not in material breach of this Agreement, then upon the consummation of such Acquisition Proposal, the Company will also reimburse the Expenses of Parent and the Purchaser up to an amount not in excess of U.S. $750,000. For purposes of this
Section 8.1(c) references to "10% or more" in the definition of "Acquisition Proposal" shall instead be deemed to be references to "at least a majority".

               (d) Any payment of the Expenses and the Termination Fee pursuant to Section 8.1(b) shall be made within one Business Day after termination of this Agreement by wire transfer of immediately available funds to an account designated by Parent. Any payment of the Expenses pursuant to Section 8.1(c) shall be made upon the termination of this Agreement, and any payment of the Termination Fee pursuant to Section 8.1(c) shall be made upon consummation of the Acquisition Proposal. In circumstances where Section 8.1 requires a reimbursement of Expenses, the Company shall reimburse Parent for the Expenses up to an amount not in excess of U.S. $750,000. The Company acknowledges that the agreements contained in this Section 8.1 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither Parent nor the Purchaser would enter into this Agreement; accordingly, if the Company fails promptly to pay or cause to be paid the amounts due pursuant to this Section 8.1, and, in order to obtain such payment, Parent or the Purchaser commences a suit that results in a judgment against the Company for the amounts set forth in this Section 8.1, the Company shall pay to Parent and the Purchaser (as the case may be) its reasonable costs and expenses (including attorneys' fees and expenses) in connection with such suit and any appeal relating thereto, together with interest on the amounts set forth in this
Section 8.1 at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made. In no event shall more than one Termination Fee be payable and if Parent is entitled to a Termination Fee, it may not exercise any other remedy against the Company, at law or in equity or otherwise.

               (e) If the conditions under Sections 6.1 and 6.3 (including
Section 6.3(f)) hereof shall have been satisfied or waived, and Parent has at all times complied with Section 5.5(b) and is not otherwise in material breach of this Agreement, and nonetheless the Merger shall not have been consummated on or before the Outside Date in whole or in material part due to the failure of the Financing to be consummated in accordance with the Bank Commitment Letters, then Parent, upon Company's rightful termination of this Agreement pursuant to Section 7.1(b)(i), shall pay to the Company as a termination fee (the "Parent Termination Fee") and as the sole remedy of the Company, its Subsidiaries, stockholders, and Affiliates, the sum of $1,000,000. The payment pursuant to this Section 8.1(e) shall be made within one Business Day after the date of Company's termination of this Agreement by wire transfer of immediately available funds to an account designated by the Company. The Parent acknowledges that the agreements contained in this Section 8.1(e) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Company would not enter into this Agreement; accordingly, if the Parent fails promptly to pay or cause to be paid the amounts due pursuant to this Section 8.1(e), and, in order to obtain such payment, the Company commences a suit that results in a judgment against the Parent for the amounts set forth in this Section 8.1(e), Parent shall pay to the Company its reasonable costs and expenses (including attorneys' fees and expenses) in connection with such suit and any appeal relating thereto, together with interest on the amounts set forth in this Section 8.1(e) at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made. If Company is entitled to a Parent Termination Fee, then it may not exercise any other remedy against the Parent or Purchaser, at law or in equity or otherwise.

               (f) This Section 8.1 shall survive any termination of this Agreement.

          8.2 Amendment; Waiver.

               (a) This Agreement may be amended by the parties to this Agreement, by action taken or authorized by their respective boards of directors, at any time before or after approval by the stockholders of the Company of the matters presented in connection with the Merger, but after any such approval no amendment shall be made without the approval of the stockholders of the Company if such amendment alters or changes (i) the Merger Consideration, (ii) any term of the Articles of Incorporation or (iii) any terms or conditions of this Agreement if such alteration or change would adversely affect the holders of any shares of capital stock of the Company. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

               (b) At any time prior to the Effective Time, the parties to this Agreement may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document, certificate or writing delivered pursuant hereto by the other party or
(iii) waive compliance with any of the agreements or conditions of the other parties hereto contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. Except as provided in Section 7.2 and Section 8.1(d), the rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any party may otherwise have at Law or in equity.

          8.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon (a) transmitter's confirmation of a receipt of a facsimile transmission, (b) confirmed delivery by a standard overnight carrier or when delivered by hand, (c) the expiration of five Business Days after the day when mailed in the United States by certified or registered mail, postage prepaid, or (d) delivery in Person, addressed at the following addresses (or at such other address for a party as shall be specified by like notice):

               (a) if to the Company, to:

               Smithway Motor Xpress Corp.
               2031 Quail Avenue
               Fort Dodge, IA 50501
               Telephone: 515-576-7418
               Facsimile: 515-576-3304
               Attention: G. Larry Owens

               with a copy to:

               Faegre & Benson LLP
               2200 Wells Fargo Center
               90 South Seventh Street
               Minneapolis, MN 55402-3901
               Telephone: 612-766-8811
               Facsimile: 612-766-1600
               Attention: Bruce Engler

               (b) if to Parent or the Purchaser, to:

               Western Express, Inc.
               7135 Centennial Place
               Nashville, TN 37209
               Telephone: 615-259-9920 x153
               Facsimile: 615-312-1121
               Attention: Wayne Wise

               with a copy to:

               Scudder Law Firm, P.C., L.L.O.
               411 S 13th Street,
               Lincoln, NE 68508
               Telephone: 402-435-3223
               Facsimile: 402-435-4239
               Attention: Mark Scudder

          8.4 Interpretation; Definitions. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." Unless the context otherwise requires, the word "or" when used in this Agreement will be deemed to have the inclusive meaning represented by the phrase "and/or." The phrase "provided" when used in this Agreement shall mean that the information referred to has been provided to the party to whom such information is to be provided. The word "affiliates" when used in this Agreement shall have the respective meanings ascribed to them in Rule 12b-2 under the Exchange Act. The phrase "beneficial ownership" and words of similar import when used in this Agreement shall have the meaning ascribed to it in Rule 13d-3 under the Exchange Act.

          The following terms have the following definitions:

               (a) "Acceptable Confidentiality Agreement" shall have the meaning set forth in Section 5.2(a).

               (b) "Acquisition Proposal" shall have the meaning set forth in
Section 5.2(d).

               (c) "Adverse Recommendation Change" shall have the meaning set forth in Section 5.2(b).

               (d) "Affiliate" shall mean, with respect to the Company, directors and executive officers of the Company, and shareholders of the Company owning more than 5% of the outstanding Shares of the Company.

               (e) "Agreement" shall have the meaning set forth in the Preamble.

               (f) "Alternative Definitive Agreement" shall have the meaning set forth in Section 5.2(a).

               (g) "Articles of Incorporation" shall have the meaning set forth in Section 1.3.

               (h) "Articles of Merger" shall have the meaning set forth in
Section 1.2.

               (i) "Assets" shall have the meaning set forth in Section 3.16(a).

               (j) "Balance Sheet" shall have the meaning set forth in Section 3.8.

               (k) "Bank" shall have the meaning set forth in Section 4.6.

               (l) "Bank Commitment Letters" shall have the meaning set forth in
Section 4.6.

               (m) "Board" shall have the meaning set forth in the Recitals.

               (n) "Business Day" means any day other than Saturday and Sunday and any day on which banks are not required or authorized to close in the State of New York.

               (o) "Bylaws" shall have the meaning set forth in Section 1.3.

               (p) "Capital Budget" shall have the meaning set forth in Section 5.1(b).

               (q) "Certificates" shall have the meaning set forth in Section 2.2(b).

               (r) "Class A Stock" shall have the meaning set forth in Section 3.2(a).

               (s) "Class B Stock" shall have the meaning set forth in Section 3.2(a).

               (t) "Closing" shall have the meaning set forth in Section 1.2.

               (u) "Closing Date" shall have the meaning set forth in Section
1.2.

               (v) "Code" means the Internal Revenue Code of 1986, as amended.

               (w) "Company" shall have the meaning set forth in the Preamble.

               (x) "Company Common Stock" shall have the meaning set forth in
Section 2.1.

               (y) "Company SEC Documents" shall have the meaning set forth in
Section 3.5(a).

               (z) "Confidentiality Agreement" shall have the meaning set forth in Section 5.4(a).

               (aa) "D & O Coverage" shall have the meaning set forth in Section 5.8(c).

               (bb) "Disclosure Letter" shall have the meaning set forth in the lead-in to Article III.

               (cc) "Effective Time" shall have the meaning set forth in Section 1.2.

               (dd) "Employment and Withholding Taxes" shall mean any federal, state, local, foreign or other employment, unemployment, insurance, social security, disability, workers' compensation, payroll, health care or other similar tax, duty or other governmental charge or assessment or deficiencies thereof and all taxes required to be withheld by or on behalf of each of the Company or any of its Subsidiaries in connection with amounts paid or owing to any employee, independent contractor, creditor or other party, in each case, on or in respect of the business or assets thereof (including all interest and penalties thereon and additions thereto whether disputed or not).

               (ee) "Environmental Claim" shall mean any claim, demand, suit, action, cause of action, proceeding, investigation or written notice to the Company or any of its Subsidiaries by any Person or entity alleging any potential liability

(including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, personal injuries, or penalties) arising out of, based on, or resulting from (A) the presence, or Release into the environment, of any Hazardous Substance at any location, whether or not owned, leased, operated or used by the Company or its Subsidiaries, or (B) circumstances forming the basis of any violation, or alleged violation, of any applicable Environmental Law.

               (ff) "Environmental Laws" shall mean all Laws, including common law, relating to pollution, cleanup, restoration or protection of the environment (including ambient air, surface water, groundwater, land surface or subsurface strata and natural resources) or to the protection of flora or fauna or their habitat or to human or public health or safety, including (A) Laws relating to emissions, discharges, Releases or threatened Releases of Hazardous Substances, or otherwise relating to the manufacture, generation, processing, distribution, use, sale, treatment, receipt, storage, disposal, transport or handling of Hazardous Substances, including the Comprehensive Environmental Response, Compensation, and Liability Act and the Resource Conservation and Recovery Act, and (B) the Occupational Safety and Health Act.

               (gg) "ERISA" shall have the meaning set forth in Section 3.10(a).

               (hh) "ERISA Affiliate" shall have the meaning set forth in
Section 3.10(a).

               (ii) "ERISA Plans" shall have the meaning set forth in Section 3.10(a).

               (jj) "Exchange Act" shall have the meaning set forth in Section 3.5(a).

               (kk) "Expenses" shall mean out-of-pocket fees and expenses incurred or paid in connection with the negotiation of this Agreement or the consummation of any of the transactions contemplated by this Agreement, including all due diligence and financing costs, filing fees, printing fees and fees and expenses of law firms, commercial banks, investment banking firms, accountants, experts and consultants.

               (ll) "Financing" shall have the meaning set forth in Section 4.6.

               (mm) "GAAP" shall have the meaning set forth in Section 3.5(b).

               (nn) "Governmental Entity" shall have the meaning set forth in
Section 3.4(b).

               (oo) "Hazardous Substance" shall mean (A) chemicals, pollutants, contaminants, wastes, toxic and hazardous substances, and oil and petroleum products, (B) any substance that is or contains asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum or petroleum-derived substances or wastes, radon gas or related materials, lead or lead-based paint or materials, fungus or mold, (C) any substance that requires investigation, removal or remediation under any Environmental Law, or is defined, listed or identified as hazardous, toxic or otherwise actionable or dangerous under any Environmental Laws, or (D) any substance that is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, or otherwise hazardous.

               (pp) "Indemnified Parties" shall have the meaning set forth in
Section 5.8(a).

               (qq) "Intellectual Property" shall have the meaning set forth in
Section 3.12(a).

               (rr) "Knowledge of the Company" or words of similar import shall mean that the Company's President, Senior Vice President of Sales and Operations, Chief Financial Officer, or Vice President of Vehicle Operations:

                    (i) is actually aware of that fact or matter; or

                    (ii) would reasonably be expected to discover or become aware of that fact or matter without investigation.

               (ss) "Laws" shall have the meaning set forth in Section 3.4(a).

               (tt) "Leased Real Property" shall mean all interests in real property pursuant to the Leases.

               (uu) "Leases" shall mean the real property leases, subleases, licenses and use or occupancy agreements pursuant to which the Company or any of its Subsidiaries is the lessee, sub lessee, licensee, user, operator or occupant of real property, or interests therein.

               (vv) "Liens" shall mean any mortgage, pledge, deed of trust, hypothecation, right of others, claim, security interest, encumbrance, burden, title defect, title retention agreement, lease, sublease, license, occupancy agreement, easement, covenant, condition, encroachment, voting trust agreement, interest, option, right of first offer, negotiation or refusal, proxy, lien, charge or other restrictions or limitations of any nature whatsoever.

               (ww) "Litigation" shall have the meaning set forth in Section 3.11(a).


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

               (xx) "Material Adverse Effect" shall mean (a) with respect to the Company (a "Material Adverse Effect on the Company"), any condition, circumstance, event, change, occurrence, state of facts or effect which is materially adverse to the business, financial condition, or results of operations of the Company and its Subsidiaries taken as a whole, or (b) with respect to Parent or the Purchaser, any condition, circumstance, event, change, occurrence, state of facts or effect which materially impairs the ability of Parent or the Purchaser to consummate the transactions contemplated hereby; provided, however, that none of the following will be deemed to constitute, and none of the following will be taken into account in determining whether there has been or if there is reasonably likely to be, a Material Adverse Effect on the Company, Purchaser, or Parent, as the case may be: (i) any event or condition generally affecting any of the industries in which the Company or Parent, as the case may be, and their respective Subsidiaries operate, the U.S. economy as a whole or any foreign economy in any location where, or with respect to which Company or Parent, as the case may be, and their respective Subsidiaries have material operation, (ii) any material disruption of a major U.S. financial, banking or securities market (including any decline in the trading volume or price of any security or any market index), (iii) the suspension of trading in securities generally on the New York Stock Exchange or the Nasdaq Stock Market, (iv) any national or international political or social event or condition, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States,
(v) any change, or effect resulting from any change, in any applicable Law, rule or regulation or GAAP or official interpretation thereof or other accounting requirement or principle after the date hereof, (vi) compliance with any term of, or the taking of any action required by, this Agreement, (vii) any adverse event or condition regarding the business of the Company or any of its Subsidiaries that is cured before the earlier of (y) the Closing Date and (z) the date on which this Agreement is terminated pursuant to Article VII, or
(viii) the reaction (including subsequent actions) of third parties to any transaction contemplated herein, except, with respect to items (i) and (iv), that any such events have a disproportionate effect on the Company or Parent relative to other participants in the industry in which the Company and Parent operate in which case such events will be taken into account in determining whether there has been or if there is reasonably likely to be, a Material Adverse Effect on the Company, Purchaser, or Parent, as the case may be.

               (yy) "Material Contract" shall have the meaning set forth in
Section 3.13(a).

               (zz) "Merger" shall have the meaning set forth in Section 1.1.

               (aaa) "Merger Consideration" shall have the meaning set forth in
Section 2.1(a).

               (bbb) "Notice of Superior Proposal" shall have the meaning set forth in Section 5.2(a).

               (ccc) "NRS" shall have the meaning set forth in Section 1.1.

               (ddd) "Ordinary Course of Business" shall apply to actions or omissions by an entity. An action taken by an entity or a failure to act will be deemed to have occurred in the "Ordinary Course of Business" only if such action or omission is consistent with the past practices of such entity in the conduct of its business and is consistent with the normal day-to-day operations of such entity.

               (eee) "Outside Date" shall have the meaning set forth in Section 7.1(b)(i).

               (fff) "Owned Real Property" shall mean the real property, and interests in real property, owned by the Company and its Subsidiaries.

               (ggg) "Parent" shall have the meaning set forth in the Preamble.

               (hhh) "Paying Agent" shall have the meaning set forth in Section 2.2(a).

               (iii) "Permits" shall have the meaning set forth in Section 3.11(c).

               (jjj) "Permitted Liens" shall mean (a) Liens specifically identified in the Balance Sheet or in the notes thereto, (b) Liens for Taxes not yet due and payable or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are reflected on the Balance Sheet in accordance with GAAP, (c) immaterial Liens that, individually or in the aggregate with all other Permitted Liens, do not and will not materially interfere with the use or value of the properties or assets of the Company and its Subsidiaries taken as a whole as currently used, and (d) Liens described in Section 8.4(jjj) of the Disclosure Letter.

               (kkk) "Person" shall mean any natural Person, firm, individual, partnership, joint venture, business trust, trust, association, corporation, company, unincorporated entity or Governmental Entity.

               (lll) "Plans" shall have the meaning set forth in Section
3.10(a).

               (mmm) "Proxy Statement" shall have the meaning set forth in
Section 5.6(a).

               (nnn) "Purchaser" shall have the meaning set forth in the Preamble.


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

               (ooo) "Purchaser Disclosure Letter" shall have the meaning set forth in the lead-in to Article IV.

               (ppp) "Purchaser Common Stock" shall have the meaning set forth in Section 2.1.

               (qqq) "Real Property" shall mean the Owned Real Property and the Leased Real Property.

               (rrr) "Release" shall mean any releasing, disposing, discharging, injecting, spilling, leaking, pumping, dumping, emitting, escaping, emptying, dispersal, leaching, migration, transporting, placing and the like, including into or upon, any land, soil, surface water, ground water or air, or otherwise entering into the environment.

               (sss) "Required Vote" shall have the meaning set forth in Section 3.3(c).

               (ttt) "Return" shall mean any return, report, declaration, form, claim for refund or information statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, that relates to the business or assets of the Company and any of its Subsidiaries.

               (uuu) "SEC" shall mean the Securities and Exchange Commission.

               (vvv) "Secretary of State" shall have the meaning set forth in
Section 1.2.

               (www) "Securities Act" shall have the meaning set forth in
Section 3.5(a).

               (xxx) "Shares" shall have the meaning set forth in Section 2.1.

               (yyy) "SPD" shall have the meaning set forth in Section 3.10(b)(iv).

               (zzz) "Stockholders' Meeting" shall have the meaning set forth in
Section 5.6(c).

               (aaaa) "Stock Option Plans" shall have the meaning set forth in
Section 2.4(a).

               (bbbb) "Stock Options" shall have the meaning set forth in
Section 2.4(a).


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

               (cccc) "Subsidiary" shall mean with respect to any Person, any other Person of which 50% or more of the securities or other interests having by their terms ordinary voting power for the election of directors or others performing similar functions are directly or indirectly owned by such Person; and in addition, with respect to any representation and warranty of the Company, the term Subsidiary shall mean any such other Persons of which 50% or more of such securities or other interests are or were at any time directly or indirectly owned by the Company, provided that the Company's representation and warranty with respect to such Subsidiary shall only relate to the period during which the Company directly or indirectly owned such Subsidiary.

               (dddd) "Superior Proposal" shall have the meaning set forth in
Section 5.2(d).

               (eeee) "Surviving Corporation" shall have the meaning set forth in Section 1.1.

               (ffff) "Tax" shall mean any federal, state, local, foreign or other income, alternative, minimum, accumulated earnings, personal holding company, franchise, capital stock, net worth, capital, profits, windfall profits, gross receipts, value added, sales, use, excise, custom duties, transfer, conveyance, mortgage, registration, stamp, documentary, recording, premium, severance, environmental, real and personal property, ad valorem, intangibles, rent, occupancy, license, occupational, employment, unemployment insurance, social security, disability, workers' compensation, payroll, health care, withholding, estimated or other similar tax, duty or other governmental charge or assessment or deficiencies thereof (including all interest and penalties thereon and additions thereto).

               (gggg) "Technology" shall have the meaning set forth in Section 3.12(a).

               (hhhh) "Termination Fee" shall have the meaning set forth in
Section 8.1(b).

               (iiii) "WARN Act" shall have the meaning set forth in Section 3.20(b).

          8.5 Headings; Schedules. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Disclosure of any matter pursuant to any Section to the Disclosure Letter shall not be deemed to be an admission or representation as to the materiality of the item so disclosed.

          8.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall be considered one and the same agreement.

          8.7 Entire Agreement. This Agreement, including the Disclosure Letter and the schedule attached hereto, and the Confidentiality Agreement constitute the entire agreement, and supersedes all prior agreements and understandings (written and oral), among the parties with respect to the subject matter hereof.

          8.8 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

          8.9 Governing Law. This Agreement shall be governed, construed and enforced in accordance with the Laws of the State of Nevada without giving effect to the principles of conflicts of law thereof.

          8.10 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties; provided, that each of Parent and the Purchaser may assign its rights under this Agreement to any Subsidiary of Parent, or to any lender to each of Parent and the Purchaser or any Subsidiary or affiliate thereof as security for obligations to such lender, and provided, further, that no assignment to any such lender shall in any way affect Parent's obligations or liabilities under this Agreement.

          8.11 Parties in Interest. Except as otherwise provided in Section 5.11, this Agreement shall be binding upon and inure solely to the benefit of each party to this Agreement and their permitted assignees, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

          8.12 Specific Performance. The parties to this Agreement agree that irreparable damage would occur if any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedy at Law or equity; provided, however, that if Parent is not in material breach of this Agreement, then the payment of the Parent Termination Fee by Parent under Section 8.1(e) shall be the sole and exclusive remedy of the Company and its stockholders and Affiliates with respect to any failure by Parent and the Purchaser to consummate the Merger when such failure is due in whole or in material part to failure of the Financing to be consummated in accordance with the Bank Commitment Letters.

          8.13 Incorporation of Disclosure Letters. The Disclosure Letter and Purchaser Disclosure Letter are hereby incorporated into this Agreement and will be deemed a part hereof. Certain information is contained in the Disclosure Letter and


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

Purchaser Disclosure Letter solely for informational purposes, may not be required to be disclosed pursuant to this Agreement and will not imply that such information or any other information is required to be disclosed. Inclusion of such information will not establish any level of materiality or similar threshold or be an admission that such information is material to the business, assets, liabilities, financial position, operations or results of operations of any Person or otherwise material regarding such Person. Each matter contained in
(i) any section of the Disclosure Letter or Purchaser Disclosure Letter or (ii) any representation or warranty, in a manner that makes its relevance to one or more other sections of the Disclosure Letter or Purchaser Disclosure Letter, representation or warranty, respectively, will be deemed to have been appropriately included in each such other section of the Disclosure Letter or Purchaser Disclosure Letter, representation or warranty, respectively (notwithstanding the presence or absence of any cross-reference in (i) any section of the Disclosure Letter or Purchaser Disclosure Letter or (ii) any representation or warranty, or the presence or absence of a reference to a section of the Disclosure Letter or Purchaser Disclosure Letter, any representation or warranty, respectively).

                                     ******


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

          IN WITNESS WHEREOF, Parent, the Purchaser and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

COMPANY:

SMITHWAY MOTOR XPRESS CORP.


By: /s/ G. Larry Owens
    ---------------------------------
Name: G. Larry Owens
Title: President


PARENT:

WESTERN EXPRESS, INC.


By: /s/ Rick Prickett
    ---------------------------------
Name: Rick Prickett
Title: Executive Vice President and
       Chief Financial Officer


PURCHASER:

WESTERN EXPRESS ACQUISITION CORPORATION


By: /s/ Rick Prickett
    ---------------------------------
Name: Rick Prickett
Title: President